As filed with the Securities and Exchange Commission on October 22, 2002
                                                      Registration No. 333-64566

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                     --------------------------------------
                 (Name of Small Business Issuer in Its Charter)


        9025 Forest Hill Avenue, Richmond, Virginia 23235 (804) 320-6000
          (Address and Telephone Number of Principal Executive Office)



                                                           Copy to:
                                                           --------
             William C. Wiley                  F. Claiborne Johnston, Jr., Esq.
          Chairman of the Board                      Troutman Sanders LLP
       and Chief Executive Officer                  1111 East Main Street
  TransCommunity Bankshares Incorporated            Bank of America Center
         9025 Forest Hill Avenue                   Richmond, Virginia 23219
         Richmond, Virginia 23235                 Telephone: (804) 697-1214
        Telephone: (804) 320-6000                 Telecopier: (804) 697-1339
       ---------------------------               ----------------------------
   (Name, Address and Telephone Number
        of Agent for Service)

                        1,500,000 Shares of Common Stock

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                           (the holding company for:)

      Bank of Powhatan, N.A.                          Bank of Goochland, N.A.
                                                         (in organization)
                              Bank of Louisa, N.A.
                                (in organization)

         TransCommunity Bankshares Incorporated is and has been engaged in an offer to sell 1,500,000 shares of its common stock, $.01 par value, at an offering price of $10.00 per share. We are offering the shares for sale through some of our directors and officers. There is no underwriter involved in the offering. As of the date of this Prospectus, we have sold ______________ shares in this offering.

         There is no established market for our common stock and a market is not expected to develop following the offering. The offering price does not necessarily reflect the price at which the common stock may trade following the offering. We have used $5 million of proceeds from the sale of shares that have been sold pursuant to this offering to capitalize the Bank of Goochland, N.A., a new bank we are organizing in Goochland County, Virginia. We expect that bank to open for business on or about November 18, 2002. A portion of the future offering proceeds will be used to capitalize the Bank of Louisa, N.A., a new bank we are to organizing in Louisa County, Virginia. We will use the remaining proceeds for general corporate purposes.

                                                                                                Proceeds To
                                                            Underwriting                      TransCommunity
                              Offering Price                  Discount                          Bankshares
                              --------------                ------------                      --------------
Per Share                    $       10.00                        $ 0                          $       10.00
Total                        $  15,000,000(1)                     $ 0                          $  15,000,000(1)

---------------
     (1) Assumes the sale of all shares offered hereby and prior to the payment of anticipated offering expenses of $500,000.

                      -------------------------------------

         Investing in our common stock involves a certain amount of risk. See "Risk Factors" beginning on page 5.

                      -------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                      -------------------------------------

             The date of this prospectus is _________________, 2002.

                [Logo for TransCommunity Bankshares Incorporated]

                     TransCommunity Bankshares Incorporated
                              (holding company for)


       [Logo for Bank of Powhatan]          [Logo for Bank of Goochland]


                            [Logo for Bank of Louisa]

--------------------------------------------------------------------------------

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                           (the holding company for:)

    Bank of Powhatan, N.A.                               Bank of Goochland, N.A.
                                                            (in organization)

                              Bank of Louisa, N.A.
                                (in organization)

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
Prospectus Summary                                                                           2
The Offering                                                                                 3
Recent Developments                                                                          5
Summary Consolidated Financial Data                                                          6
Forward-Looking Statements                                                                   7
Risk Factors                                                                                 7
Terms of the Offering                                                                       12
Use of Proceeds                                                                             14
Market for Common Stock                                                                     14
Dividend Policy                                                                             14
Determination of Offering Price                                                             15
Dilution                                                                                    15
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                                     17
Business                                                                                    32
Management                                                                                  46
Government Supervision and Regulation                                                       54
Description of Capital Stock                                                                62
Legal Opinion                                                                               66
Experts                                                                                     66
Available Information                                                                       66
Index to Financial Statements                                                               68
Financial Statements                                                                       F-1
Subscription Agreement                                                                     A-1

                           --------------------------

         As used throughout this prospectus, the terms "we" and "TransCommunity" refer to TransCommunity Bankshares Incorporated. The terms "Bank of Goochland" and "Bank of Louisa" refer, respectively, to Bank of Goochland, N.A. and Bank of Louisa, N.A., both of which are in the process of organization and which TransCommunity seeks to establish as new, wholly-owned subsidiary banks. "Bank of Powhatan" refers to Bank of Powhatan, N.A., which is a wholly-owned subsidiary of TransCommunity and which has been open for business since March 2000.

                           --------------------------

                               PROSPECTUS SUMMARY

         The summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

TransCommunity Bankshares Incorporated

         We are a bank holding company organized in 2001 and headquartered in Richmond, Virginia. Effective August 15, 2001, we became the holding company for Bank of Powhatan, N.A. We have received approval from the Board of Governors of the Federal Reserve System to acquire all the shares of Bank of Goochland, N.A., a newly-organized national bank headquartered in Goochland County, Virginia. Our executive offices are located at 9025 Forest Hill Avenue, Richmond, Virginia 23235, and our phone number is (804) 320-6000.

Bank of Powhatan, N.A.

         The Bank of Powhatan, N.A. is a national bank organized in 1998. It began general banking operations in March 2000. It provides services to businesses and individuals in the Powhatan County, Virginia area.

         With an emphasis on personal service, the Bank of Powhatan offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, investment loans, small business loans, commercial lines of credit and letters of credit.

The Proposed New Banks

         Through this offering we are seeking to raise the necessary capital to organize and establish two new community-based national banks and to support the operations of TransCommunity. One of these banks, the Bank of Goochland, N.A., has been capitalized with $5 million of proceeds from this offering and is scheduled to open in November, 2002. The other new bank will be located in Louisa County, Virginia, and will be known as the Bank of Louisa, N.A.

         Goochland County is located on the north side of the James River across the river from Powhatan County. Louisa County is contiguous to Goochland County along the northern boundary of Goochland County. The three counties comprise a large portion of the suburban and rural area west of the metropolitan Richmond, Virginia, area. It is envisioned that each new bank will pursue a community banking strategy by offering a range of banking products with an emphasis on personalized service and local decision-making authority.

         Our business strategy is for each bank to operate as an independent community bank, with a strong local identity, its own independent loan authority and governing boards that we believe can better oversee the provision of an array of financial products tailored to the needs of each bank's local market. The holding company structure will provide back office, product development, technological, financial and managerial support, the cost of which can be spread across the three banks creating greater cost efficiencies than could be achieved by a single bank. Our goal is to combine the personalized service and local decision-making authority of a community bank with the ability to provide to our customers, in a cost-effective manner, a full range of fee-generating services that can be provided by a multi-bank holding company structure.

                                  THE OFFERING

Common stock offered                                                 1,500,000 shares

Common stock outstanding before this offering commenced              772,586 shares

Common stock outstanding as of October 18, 2002                      1,591,499 shares

Common stock outstanding after this offering
     (assuming all shares offered hereby are sold)                   2,272,586 shares

Purchase price per share                                             $10.00 per share

Maximum individual subscription                                      Prior to date of this Prospectus:  110,000 shares; on and
                                                                     after date of this Prospectus:  no limit

Minimum individual subscription                                      Prior to date of this Prospectus:  100 shares; on and after date of this Prospectus:  2,500 shares

Use of proceeds                                                      To capitalize and fund the operations of TransCommunity and to capitalize and fund the costs incurred in the
                                                                     organization of the two proposed banks.  See "Use of
                                                                     Proceeds."

Allocation of stock subscription proceeds                            Of the proceeds received prior to the date of this
                                                                     Prospectus, $5 million has been used to capitalize the Bank of Goochland, and the balance to support the capitalization of the Bank of Louisa or used or retained by TransCommunity for general corporate purposes.  Future proceeds will be
                                                                     used to

                                                   support the capitalization of the Bank of Louisa and for other general corporate purposes.

Method of distribution                             The offering of shares made hereby is not underwritten. Offers and sales of shares of common stock will be made on our behalf primarily by certain of our officers, directors and employees, who will not receive any commissions or other remuneration in connection with these activities.

Funding of stock subscriptions                     Subscribers will be required to remit 100% of the aggregate purchase price of the shares subscribed for at the time a subscription is submitted.

                               RECENT DEVELOPMENTS

         As of October 18, 2002, TransCommunity had sold an aggregate of 818,913 shares of common stock in this offering and had raised an aggregate of $8,189,130. As described below, $5 million of those proceeds have been used to capitalize the Bank of Goochland. On October __, 2002, the Board of Directors of the Company amended the terms of offering for the Company's public offering of shares of common stock. Under the offering, as amended, the shares will be offered only in minimum units of 2,500 shares. No maximum share limitation will apply. Also, the Company has determined to modify the terms of offering to permit offers and sales to persons other than residents of the State of Virginia, but only to the extent that such offers or sales may be permitted by, or are exempt from registration under, the state securities or "blue sky" laws of the jurisdiction in which any such offeree or purchaser may reside.

         On December 20, 2001, TransCommunity received preliminary conditional approval from the Office of the Comptroller of the Currency ("OCC") for the chartering of Bank of Goochland. Conditional approval was granted by the Federal Deposit Insurance Corporation ("FDIC") on February 7, 2002. The OCC and FDIC approvals were conditioned upon Bank of Goochland having a minimum of $5 million in capital in order to open for business. The Company has transferred $5 million of stock subscription proceeds to the account of Bank of Goochland, N.A., and has requested approvals from the OCC and the FDIC to open the Bank of Goochland for business. The Company expects that the Bank of Goochland will open for business at its office facility at Goochland Courthouse on Rt. 6 in Goochland County on or about November 18, 2002. The Bank of Goochland has a planned main office site on U.S. Rt. 250 at Centerville, in Goochland County. The main office facility is expected to open in the second quarter of 2003. In connection with the opening of its main office, the Bank of Goochland plans to seek authority from the OCC to open a branch office at the site of its office facility on Rt. 6 in Goochland County.

         On March 15, 2002, TransCommunity received preliminary conditional approval from the OCC for the chartering of Bank of Louisa. FDIC conditional approval for the Bank of Louisa was granted on March 22, 2002. Regulatory approvals to open the Bank of Louisa are dependent upon TransCommunity's ability to meet the organizational capital requirements of the OCC and FDIC, which will require a minimum of $5 million in capital for Bank of Louisa. With the completion of the capitalization of Bank of Goochland, the Company's continuing efforts in connection with its offering of shares of common stock will be for the primary purpose of completing the capitalization of Bank of Louisa, N.A. There is no assurance the Company will be able to raise the capital required for the opening of the Bank of Louisa. In the event the Company is not able to meet the minimum capital required for regulatory purposes for the Bank of Louisa, the Company may seek alternative opportunities to open a banking office in Louisa County.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following summary consolidated financial data for the six months ended June 30, 2002 and 2001, are derived from the unaudited consolidated financial statements of TransCommunity contained elsewhere in this prospectus and should be read in conjunction with the historical consolidated financial statements of TransCommunity, including the accompanying notes, included elsewhere herein. The following summary consolidated financial data for the years ended December 31, 2001 and 2000, are derived from the audited consolidated financial statements of TransCommunity contained elsewhere in this prospectus, and should be read in conjunction with the historical consolidated financial statements of TransCommunity, including the accompanying notes, included elsewhere herein.

                                                          Six Months Ended                       Year Ended
                                                              June 30,                          December 31,
                                                       2002                 2001             2001            2000
                                                       ----                 ----             ----            ----
Income Statement Data:
Net Interest income                                 $     646           $    319         $      774       $    441
Provision for loan losses                                 121                 99                197            (38)
Other income                                              612                367                995             10
Other expenses                                          1,765              1,103              2,971           (561)
Income tax expense                                          0                  0                  0              0
Net loss                                                 (628)              (516)            (1,398)          (147)

Per Share Data:
Net loss                                                 (.68)              (.77)             (2.06)          (.22)
Cash dividends                                            N/A                N/A                N/A            N/A
Book value                                               7.48               8.95               8.44           9.57
Average shares outstanding                            926,673            670,836            679,784        670,543

Balance Sheet Data:
Assets                                                 39,384             21,883             28,600         11,562
Loans, net of unearned income and allowance
    for loan losses                                    28,513              9,225             15,162          2,957
Total investment securities                             4,704              9,149              9,192          6,363
Deposits                                               28,237             15,485             21,586          4,979
Stockholders' equity                                    7,931              6,005              6,520          6,421

Operating Ratios:
Net loss on average assets                              (3.84)%            (6.09)%            (6.64)%        (1.88)%
Net loss on average equity                             (21.28)%           (16.35)%           (22.54)%        (2.27)%
Dividend payout ratio                                     N/A                N/A                N/A            N/A

Capital Ratios:
Bank Only
    Leverage                                               17%                32%                22%           104%
    Risk-based:
    Tier 1 capital                                         21%                46%                32%           118%
    Total capital                                          22%                47%                33%           119%
Consolidated
    Total equity to total assets                           20%                27%                23%            56%
Average equity to average assets                           18%                37%                29%            82%

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe" and "expect" and similar expressions identify forward-looking statements. These and other statements, which are not historical facts, are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by these forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. In particular, the forward-looking information contained in this prospectus regarding the formation of the Bank of Goochland and the Bank of Louisa, both of which are in organization, is wholly dependent on our ability to secure all required regulatory approvals and capitalization for the banks. To the extent we are unable to secure either regulatory approval or adequate capitalization for either or both banks, our future results and business plans would differ significantly from those anticipated in this prospectus. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of this information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover and we have no obligation to update or revise any of these forward-looking statements.

         These and other statements, which are not historical facts, are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by forward-looking statements. These risks and uncertainties include, among other things, the risks and uncertainties described in "Risk Factors."

                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. In determining whether to make an investment, you should consider carefully all of the information set forth in this prospectus and, in particular, the following factors. The shares of our common stock we are offering are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

We have a limited operating history upon which to base an estimate of our future success.

         The Bank of Powhatan and TransCommunity each have a limited operating history, and the proposed new Banks have no operating history. As a consequence, you have limited financial information on which to base any estimate of our future performance. The financial statements presented in this prospectus may not be as meaningful as those of a company which has a longer history of operations. Because of our limited operating history, you do not have access to the type and amount of information that would be available to a purchaser of the securities of a financial institution with a more extended operating history.

Both TransCommunity and Bank of Powhatan have experienced significant operating losses.

         The success of our operations must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment of new banks.

         Typically, new banks are not profitable in their first several years of operation. For the year ended December 31, 2000, Bank of Powhatan experienced a net loss of $147,456. For the year ended December 31, 2001, Bank of Powhatan experienced a net loss of $550,962 and TransCommunity had a net loss of $847,512, excluding Bank of Powhatan. On a consolidated basis, TransCommunity's net loss for 2001 was $1,398,474. For the six months ended June 30, 2002, TransCommunity had a net loss of $651,138, excluding the Bank of Powhatan, and Bank of Powhatan experienced net income of $23,546. We can give you no assurances that we will not incur additional losses or that we will operate in a profitable manner in the future.

We may not be successful in raising sufficient capital to support our expansion plans.

         TransCommunity has raised the capital required to open the Bank of Goochland, but it may not be successful in selling sufficient shares of capital stock necessary to raise the capital required to open the Bank of Louisa. The minimum capital necessary to obtain regulatory approvals to open the Bank of Louisa is approximately $5 million. If TransCommunity does not raise sufficient capital through the sale of shares, the growth prospects of TransCommunity would be diminished, and it would seek other less capital intensive opportunities to expand its business.

Many of the loans in the Bank of Powhatan's loan portfolio are too new to show any sign of problems.

         A significant portion of the Bank of Powhatan's loans have been originated in the past year. Although we believe we have conservative underwriting standards, it is difficult to assess the future performance of the Bank of Powhatan's loan portfolio due to the recent origination of many of the loans. As of December 31, 2001, the Bank of Powhatan had an allowance for loan losses of $235,000 (1.53% of total loans), whereas at the beginning of the 12 months ended December 31, 2001, the Bank of Powhatan had an allowance for loan losses of only $38,000. As of June 30, 2002, Bank of Powhatan had an allowance for loan losses of $355,700 (1.23% of total loans). We can give you no assurance that our non-performing loans will not increase or that our non-performing or delinquent loans will not adversely affect our future performance.

The markets for our services are highly competitive and we face substantial competition.

         The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in our market and many of which have greater resources than we have. Many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Increased competitive pressures could result from passage of the Gramm-Leach-Bliley Act described below under "Government Supervision and Regulation." This competition could result in a decrease in loans we originate and could negatively affect our results of operations.

         In attracting deposits, we compete with insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many nonbank competitors are not subject to the same extensive regulations that govern us. These competitors may offer higher interest rates than we offer, which could result in either our attracting fewer deposits or increasing our interest rates in order to attract deposits. Increased deposit competition could increase our cost of funds and could affect adversely our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

Changes in interest rates could have an adverse effect on our income.

         Our profitability depends to a large extent upon our net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases rather than the interest we earn on loans and investments. Changes in interest rates also can affect the value of our loans. An increase in interest rates could adversely affect borrowers' ability to pay the principal or interest on our loans. This may lead to an increase in our nonperforming assets and could have a material and negative effect on our results of operations.

         Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material and negative effect on our business, financial condition and results of operations.

We are subject to significant government regulations, including new legislation, that affect our operations and may result in higher operating costs or increased competition for us.

         Our success will depend not only on competitive factors, but also on state and federal regulations affecting bank holding companies generally. Regulations now affecting us may change at any time, and these changes may adversely affect our business.

         We are subject to extensive regulation by the Board of Governors of the Federal Reserve System, the Office of Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Virginia State Corporation Commission. Supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders. These agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve new branches, acquisitions or other changes of control. Our ability to establish new branches or make acquisitions is conditioned on receiving required regulatory approvals from the applicable regulators.

         We believe that changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit us and our bank, others will increase our costs of doing business and could assist our competitors, which are not subject to similar regulation.

         The Gramm-Leach-Bliley Act became effective on March 11, 2000. This major banking legislation permits affiliation among depository institutions and other entities whose activities are considered financial in nature. Activities that are expressly considered financial in nature include securities and insurance underwriting and agency activities, investment management and merchant banking. With certain exceptions, this act similarly expanded the authorized activities of subsidiaries of national banks and, indirectly through the provisions of state law, Virginia banks. In general, these expanded powers are reserved to bank holding companies and banks where all depository institutions affiliated with them are well capitalized and well managed. The act also imposes rules on data privacy and repeals some of the exemptions enjoyed by banks under federal securities laws relating to the offering of securities and the licensing of broker-dealers and investment advisors. This act has been and may continue to be the subject of extensive rulemaking by federal banking regulators and others. Although the effects of this legislation will only begin to be understood over the next several years and cannot presently be predicted with any certainty, it may accelerate trends toward larger financial services companies offering a wider range of products and services. Firms of this type may have increased resources and market power that may adversely affect our ability to compete effectively.

If we do not sell a sufficient number of shares to raise the capital required for the opening of the Bank of Louisa, or if we are otherwise delayed in obtaining regulatory approvals from the Office of the Comptroller of Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and the Board of Governors of the Federal Reserve (the "Federal Reserve"), in a timely manner, it could delay the date on which the bank opens for business which would increase our pre-opening expenses and would postpone any realization of revenues.

         Any delay in beginning the new Banks' operations will increase pre-opening expenses and postpone TransCommunity's realization of potential revenues. We expect to receive approval to open the Bank of Goochland for business in the fourth quarter of 2002. Subject to the sale of sufficient shares to meet the capital requirements of the OCC and the FDIC, we expect to open the Bank of Louisa in the second quarter of 2003, although we can give no assurance as to when, if at all, this will occur. A delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses and our lack of revenue. If ultimately we do not receive regulatory approvals from the OCC, the FDIC, and the Federal Reserve to open the Bank of Louisa, our accumulated deficit would increase even further as a result of continuing operating expenses, such as salaries and other administrative expenses, and our lack of revenue while we revised our regulatory approval efforts or formulated a revised growth plan. This would have a material and negative effect on our results of operations.

Our success will depend significantly upon general economic conditions in central Virginia and nationally.

         Our success will depend significantly upon general economic conditions in central Virginia as well as national economic conditions affecting Virginia. Any prolonged economic dislocation or recession affecting central Virginia could cause the banks' non-performing assets to increase, causing operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including natural disasters, a prolonged downturn in various industries upon which the economy of central Virginia depends, or a national recession.

If a market for our common stock does not develop, you may not be able to sell your shares.

         Since this offering is not underwritten and is relatively small, it is unlikely that an active and liquid trading market for the shares will develop and be maintained. You should only invest in the common stock if you have a long-term investment intent. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all.

We will not be in a position to pay dividends for the forseeable future.

         We do not expect to pay dividends on our common stock for at least several years.

         We intend to retain future earnings, if any, to improve each bank's capital structure to support future growth. Dividend distributions of national banks are restricted by statute and regulation. Our future dividend policy will depend on the Banks' earnings, capital requirements, financial condition and other factors considered relevant by our board of directors. See "Dividend Policy" at page 14.

You may be one of only a small number of investors in the offering.

         Because this is not a firm-commitment underwritten offering, there is no escrow arrangement providing for a refund of stock proceeds to investors, and there are no assurances that we will sell all of the shares offered hereby. However, our offering expenses will not change substantially based on the number of shares we ultimately sell in this offering. As a result, it is possible that a substantial percentage of our offering proceeds may be used to pay our offering expenses, resulting in proportionately less net proceeds available to fund our expansion efforts.

The offering price was arbitrarily set by the directors and may not accurately reflect the value of an investment in our common stock.

         There is no established market for the common stock. The offering price was arbitrarily determined by the directors, and does not bear any direct relationship to TransCommunity's assets, book value, net worth or any other recognized criteria of value. In determining the offering price of the common stock, the directors considered the OCC's capital requirements for the proposed new Banks and general market conditions for the sale of securities. Should a market develop for our common stock after this offering is complete, there is no guarantee that the market price will be greater than or equal to the public offering price.

                              TERMS OF THE OFFERING

Minimum and Maximum Individual Subscriptions

         On and after the date of this Prospectus, the minimum subscription for the offering is 2,500 shares. On and after that date, there is no limit on the maximum number of shares that may be acquired directly by any one individual or entity.

Company Discretion

         We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date. With respect to any subscriptions that we do not accept in whole or in part, the unaccepted portion of the subscription funds will be returned, without interest.

Plan of Distribution

         Offers and sales of our common stock will be made on our behalf by certain of our officers and directors. Such individuals will not receive any commissions or other remuneration in connection with these activities, but they will be reimbursed for their reasonable expenses incurred in the offering.

Termination

         Unless extended, the offering will terminate on March 31, 2003. We reserve the right to terminate the offering at any time on or after December 31, 2002.

Escrow Account

         The portion of the subscription proceeds designated by TransCommunity for the capitalization of the Bank of Louisa will be deposited in an escrow account with SunTrust Bank, Richmond, Virginia. All income accruing from the escrow account will become the property of TransCommunity. The income earned on that account will first be applied to the organizational and offering expenses incurred by TransCommunity in connection with the organization of the new Bank.

Subscription Procedures

         Subscriptions may be made by completing and signing the Subscription Agreement accompanying this prospectus and mailing or delivering it, together with a check or money order equal to 100% of the total subscription price, to TransCommunity.

         Each prospective investor who desires to purchase 2,500 or more shares must:

         1. Complete, date and execute the Subscription Agreement that is attached as Exhibit "A" to this prospectus.

         2. Make a check payable to "TransCommunity Bankshares Incorporated" in an amount equal to $10.00 multiplied by the number of shares subscribed for.

         3.  Return the completed Subscription Agreement as follows:

                      By hand, U.S. Mail or overnight delivery to:

                      TransCommunity Bankshares Incorporated
                      9025 Forest Hill Avenue
                      Richmond, Virginia  23235

         4. On our receipt and acceptances of payment for the shares subscribed for, the Subscription Agreement will become final, binding and irrevocable.

         Certificates evidencing shares of TransCommunity's common stock duly subscribed for and paid in full will be issued and delivered to those subscribers whose subscriptions are accepted as soon as practicable after the offering is completed.

                                 USE OF PROCEEDS

         The offering is not underwritten and no assurance can be provided as to the amount of net proceeds TransCommunity may receive as a result of the offering. However, if all the shares offered hereby are sold, the net proceeds to TransCommunity are estimated to be approximately $14.6 million, based upon the public offering price of $10.00 per share and after deducting the expenses payable by TransCommunity. As of October 18, 2002, TransCommunity had sold 818,913 shares in this offering, and had received approximately $8.2 million in proceeds, before expenses. TransCommunity has used $5 million to capitalize the Bank of Goochland (in organization), and intends to use approximately $5 million to capitalize the Bank of Louisa (in organization) (collectively, with the Bank of Powhatan, the "Banks"). The balance of any proceeds received by TransCommunity will be used for general corporate purposes. If the Bank of Louisa does not receive the necessary regulatory approvals, TransCommunity will devote the proceeds of this offering as described above to support the growth of Bank of Powhatan and the Bank of Goochland. TransCommunity anticipates that such growth would be achieved through branching.

                             MARKET FOR COMMON STOCK

         TransCommunity's common stock is not listed or quoted, nor is there an established trading market for its shares. There can be no assurance that an active trading market will ever develop.

                                 DIVIDEND POLICY

         TransCommunity has not declared or distributed any cash dividends to its shareholders and it is not likely that any cash dividends will be declared for several years. The Board of Directors of TransCommunity intends to follow a policy of retaining any earnings to provide funds to operate and expand the business of TransCommunity and the Bank of Powhatan, the Bank of Goochland and the Bank of Louisa for the foreseeable future. The future dividend policy of TransCommunity is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions. TransCommunity's ability to distribute cash dividends will depend entirely upon the Banks' abilities to pay dividends to TransCommunity. As national banks, the Banks will be subject to legal limitations on the amount of dividends each is permitted to pay. Furthermore, neither the Banks nor TransCommunity may declare or pay a cash dividend on any of their capital stock if they are insolvent or if the payment of the dividend would render them insolvent or unable to pay their obligations as they become due in the ordinary course of business. See "Government Supervision and Regulation--Payment of Dividends."

                         DETERMINATION OF OFFERING PRICE

         Because there was and is no established market for the common stock, the offering price for the shares offered by this prospectus was arbitrarily determined by the directors, and did not and does not bear any direct relationship to TransCommunity's assets, book value, net worth or any other recognized criteria of value. In determining the offering price of the common stock offered hereby, the directors took into consideration the anticipated capital requirements for the proposed new Banks, the fact that shares of Bank of Powhatan were sold in a public offering during 1998-1999 at a price of $10.00 per share, that organizing directors of TransCommunity and the Bank of Goochland and the Bank of Louisa subscribed for shares of TransCommunity common stock at a purchase price of $10.00 per share, and that the pro forma book value of shares of the Company at June 30, 2001 was $8.62 per share. Given these factors, the directors determined in September, 2001, that an offering price of $10.00 per share would be appropriate for the offering made by this prospectus.

                                    DILUTION

         At December 31, 2001, TransCommunity had a net tangible book value of approximately $6.2 million, or $8.02 per share. Net tangible book value per share represents the amount of TransCommunity's shareholders' equity, less intangible assets, divided by 772,586 shares of common stock, which was the number of shares of common stock outstanding at December 31, 2001. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in the offering made hereby and the pro forma net tangible book value per share of common stock immediately after, and assuming, completion of the offering. After (i) giving effect to the sale by TransCommunity of 1,500,000 shares of common stock offered hereby at the offering price of $10.00 per share, (ii) deducting estimated offering expenses of $500,000, and (iii) giving effect to the application of the estimated net proceeds as set forth under "Use of Proceeds," the pro forma net tangible book value of TransCommunity at December 31, 2001, would have been approximately $20.7 million, or $9.11 per share. This represents an immediate increase in pro forma net tangible book value of $1.09 per share to existing shareholders and an immediate dilution of $0.89 per share to new investors. The following table illustrates this per share pro forma dilution:

                                                                       As of
                                                                   December 31,
                                                                       2001
                                                                       ----
   Public offering price per share                                   $ 10.00
   Net tangible book value per share at December 31, 2001               8.02
   Pro forma increase per share attributable to new Investors           1.09
   Pro forma net tangible book value per share after the offering       9.11
   Pro forma dilution per share to new investors                        0.89

         The following table sets forth on a pro forma basis, as of December 31, 2001, (a) the number of shares of common stock of TransCommunity issued prior to the issuance of any shares in the offering and the number of shares purchased in the offering assuming all shares offered are sold, and (b) the total consideration and average price per share paid to TransCommunity with respect to common stock held by the existing shareholders of TransCommunity prior to the sale of shares in this offering, and to be paid by new investors in the offering at the public offering price of $10.00 per share.


                                        Shares Purchased                    Total Consideration          Average*
                                        ----------------                    -------------------          Price Per
                                    Number           Percent            Amount              Percent        Share
                                    ------           -------            ------              -------        -----
Existing shareholders                772,586           34.0%        $    7,531,343(1)         33.4%       $   9.74
New investors                      1,500,000           66.0%            15,000,000*           66.5%       $  10.00
                                   ---------           -----        --------------           ------
    Total                          2,272,586          100.0%        $   22,531,343           100.0%

-------------
*Before offering expenses.

(1) Total consideration based on aggregate common stock par value of $7,726 at December 31, 2001, plus paid-in surplus on the same date of $7,523,617.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

Overview

         TransCommunity Bankshares Incorporated ("TransCommunity") was organized and incorporated under the laws of the Commonwealth of Virginia on March 16, 2001, and received approval from the Board of Governors of the Federal Reserve System to become a bank holding company effective August 15, 2001. Also, effective August 15, 2001, 669,936 shares of common stock of TransCommunity were issued in exchange for all the common stock of the Bank of Powhatan, N.A. ("Bank"). As a result of the transaction, TransCommunity is the successor to the Bank of Powhatan, and all transactions prior to March 16, 2001, included in the financial statements reflect transactions of the Bank of Powhatan. In addition, TransCommunity has filed applications with, and received preliminary approval from, the Comptroller of the Currency to establish two new independent community banks in the central Virginia area, the Bank of Goochland and the Bank of Louisa.

         TransCommunity is currently engaged in a non-underwritten public offering of 1,500,000 shares of its common stock at a purchase price of $10 per share. TransCommunity intends to use the proceeds of the offering to capitalize the two proposed Banks, and for general corporate purposes. As of October 18, 2002, TransCommunity had raised $8,189,130 in the offering through the sale of 818,913 shares. In October, 2002, TransCommunity capitalized the Bank of Goochland with $5 million of proceeds from the offering, and requested approval to open the Bank of Goochland for business on or about November 18, 2002. If TransCommunity is not successful in selling a sufficient number of shares to meet the necessary capital requirements, all the shares offered hereby, it may not be able to open the Bank of Louisa. If it is not able to meet the minimum capital required for regulatory purposes for the Bank of Louisa, TransCommunity will seek alternative opportunities to expand its business through other non-banking activities and/or through an expansion of the business of the Bank of Powhatan.

         Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. Our single most critical accounting policy relates to our reserve for loan losses, which reflects the estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our borrowers were to deteriorate, resulting in an impairment of their ability to make payments, our estimates would be updated, and additional reserves may be required. For further discussion of the estimates used in determining the allowance for loan losses, we refer you to the discussion on "Provision for Loan Losses" below.

For the Years Ended December 31, 2001 and 2000

The Bank of Powhatan and Main Street Mortgage and Investment Corporation
------------------------------------------------------------------------

         The Bank of Powhatan was organized as a national bank in 1999 and commenced its general banking operation on March 20, 2000, providing services to businesses and individuals.

On January 1, 2001, the Bank acquired Main Street Mortgage and Investment Corporation ("Main Street Mortgage") as a wholly owned subsidiary.

         Through December 31, 2001 the Bank of Powhatan has been able to attract deposits of $21,586,171 and loans of $15,396,755. Based on current acceptance by the community and the growth to date, management believes that the prospects for the Bank are excellent.

         The Bank of Powhatan's and Main Street Mortgage's loss as a percentage of average assets and capital is as follows:

                                         Year Ended December 31,
                                         2001              2000
                                         ----              ----

         Net Loss/Average Assets        (2.61)%            (.70)%
         Net Loss/Average Capital       (8.88)%            (.79)%

Consolidated

         For the year ended December 31, 2001, TransCommunity had a net loss of $1,398,474 of which $847,512 represented organizational and start up expenses of TransCommunity, and $550,962 represented operating losses of the Bank of Powhatan and Main Street Mortgage.

Net Interest Margin

         The Bank of Powhatan's net interest margin was 4.33% for the year 2001, compared with 6.01% for the year 2000. Since the Bank opened for business on March 20, 2000, the prior year net interest margin is not indicative of the net interest margin for a mature bank. During 2000, the Bank had large amounts of interest free capital that were invested in fed funds and short term bonds which have lower yield than loans. As the amount of interest bearing deposits increases in relationship to interest free capital, the net interest margin decreases. The net interest margin for 2001, compares favorably with other community banks, however, management anticipates it will continue to offer favorable rates on loans and deposits to attract new customers.

         The Bank of Powhatan's net interest margin analysis and average balance sheets are shown in Schedule I and the effect of rate-volume change on net interest income is shown in Schedule II.

Provision for Loan Losses

         The Bank of Powhatan's provision for loan losses for 2001 was $197,000, resulting in an allowance for loan losses at December 31, 2001, of $235,000 (1.53% of total loans). The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans, industry historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. The Bank's methodology considers both disbursed loans and commitments to extend credit. An adequate allowance is calculated using risk factors depending on the type of borrower and whether the loan is secured or unsecured. Commercial loans secured by real estate and secured consumer loans are assigned a risk factor of 1%. Other commercial loans and unsecured consumer loans are assigned a risk factor of 2%. As the Bank matures, the factors will be adjusted to reflect actual experience. In addition, an allowance would be established for problem loans individually or by grouping. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management has not identified any potential problem loans as of December 31, 2001.

Noninterest Income

         Noninterest income increased from $10,465 for 2000 to $994,810 for 2001. The increase is due to commissions and other income received by Main Street Mortgage of $929,219 and fees received by the Bank of $52,126. During 2001, Main Street Mortgage originated loans of approximately $60 million. Noninterest income as a percentage (annualized) of average assets for 2001 was 4.72%

Noninterest Expense

         Noninterest expense increased from $561,315 for 2000 to $2,970,531 for 2001. Of the total noninterest expense, expenses of $981,943 were incurred by Main Street Mortgage and $847,512 were incurred by TransCommunity. The expenses of Main Street Mortgage are mostly salaries and commissions related to origination fees on mortgage loans. The expenses of TransCommunity relate mainly to organizational and start up costs of the holding company and two proposed new banks. Because the Bank opened for business on March 20, 2000, the noninterest expenses for 2000, were significantly less than the full year 2001. The increase was due to additional staffing, the general growth in operations and the acquisition of Main Street Mortgage. Noninterest expense, of the Bank and Main Street Mortgage, as a percentage of average assets for 2001, was 10.08%.

Income Taxes

         No income tax benefit has been recorded since, at this time, there is insufficient evidence to conclude that the Bank will produce taxable income in the future which can be offset by loss carryforwards from the current period.

Investment Portfolio

         Total investment securities of the Bank of Powhatan increased from $6,363,000 at December 31, 2000 to $9,192,000 at December 31, 2001. The Bank
invests in low risk U. S. Agency Securities in order to maintain a high level of earning assets, provide liquidity, and to secure public deposits. Management strives to match the maturities of investments to meet projected liquidity needs, manage interest rate sensitivity and maximize earnings. Schedules showing the book value, maturities and weighted average interest rates of the investment portfolio are shown in Note 4 of the Notes to the Financial Statements contained elsewhere herein.

Loans

     Total loans have increased $12,401,760 during 2001 to $15,396,755 at December 31, 2001.

         Loans by type are shown in the following schedule:


                                                          (In Thousands)
                                                           December 31,
               Type                                      2001         2000
               ----                                      ----         ----

         Commercial, financial, and agricultural      $  8,446      $    812
         Real estate -construction                       1,207           156
         Real estate -mortgage                           2,865           685
         Installment loans to individuals                2,879         1,342
                                                       -------       -------

         Total loans                                  $ 15,397      $  2,995
                                                       =======       =======

Concentration of Credit Risk

     The Bank of Powhatan has a concentration in the logging and lumber industry. Loans to this industry amount to approximately 9% of the total loan portfolio.

Nonaccrual, Past Due and Restructured Loans

     At December 31, 2001, the Bank of Powhatan did not have any loans classified as non-accrual, past due more than ninety days or restructured. Loans are placed in a nonaccrual status when, in the opinion of management, the accrued interest income will not be collected.


Allocation for the Allowance for Loan Losses

                                                                   Percent of
                                                                 loans in each
               Balance at end of period                           category to
                     applicable to                   Amount       total loans
           ------------------------------            ------       -----------

         Commercial, financial and agricultural    $ 147,105         55%
         Real estate - construction                   14,430          7%
         Real estate - Mortgage                       37,011         19%
         Installment loans to individuals             36,454         19%
                                                    --------        ---

                                                   $ 235,000        100%
                                                    ========        ===

Bank Premises and Equipment

     Total Bank Premises and Equipment increased from $970,575 at December 31, 2000 to $2,102,207 at December 31, 2001. The Bank of Powhatan completed construction of its permanent building in March of 2001 and operations were moved from the modular building to the new building. A schedule of Bank Premises and Equipment is shown in Note 7 of the Notes to the (audited) Financial Statements contained elsewhere herein. The construction in progress at December 31, 2001 included architectural and engineering costs of $48,848 relating to the proposed new Banks.

Deposits

     The Bank of Powhatan's deposits increased $16,609,763 during 2001 to $21,586,171 at December 31, 2001. A schedule of deposits by type is shown in the statements of condition. Time deposits of $100,000 or more equaled 27% of total time deposits at December 31, 2001.

Capital

     TransCommunity's capital as a percentage of total assets was 23% at December 31, 2001, and 56% at December 31, 2000, which significantly exceeded regulatory requirements at both dates.

Liquidity and Interest Sensitivity

     At December 31, 2001, TransCommunity had liquid assets of approximately $4 million in the form of cash, federal funds sold and short term investments. Management believes that the liquid assets are adequate at December 31, 2001. Additional liquidity will be provided by the growth in deposit accounts and loan repayments. The Bank of Powhatan also has the ability to purchase federal funds and borrow from the Federal Reserve Bank, if necessary. Management is not aware of any trends, events or uncertainties that are reasonably likely to have a material impact on the Bank's short term or long term liquidity. Capital expenditures in the near future will be purchased using liquid assets.

     At December 31, 2001, TransCommunity had a negative cumulative Gap Rate Sensitivity Ratio of 14.26% for the one year repricing period. This generally indicates that earnings would improve in a declining interest rate environment as liabilities reprice more quickly than assets. Conversely, earnings would probably decrease in periods during which interest rates are increasing. Management constantly monitors the interest rate risk and believes that the current position is an acceptable risk for a growing community bank.

     Schedule III contains an analysis which shows the repricing opportunities of earning assets and interest bearing liabilities.

     There are no off-balance-sheet items that should impair future liquidity.

Parent Company Only

     From inception on March 16, 2001 through December 31, 2001, TransCommunity incurred operating expenses of $847,512. A list of those expenses by type is shown in the Statement of Income for TransCommunity included in Note 24 to the financial statements. Those expenses related to a number of undertakings. Initial efforts were directed towards organizing the bank holding company, and obtaining approval from the various regulatory agencies for, and implementing the holding company reorganization with, the Bank of Powhatan. Efforts were then focused on organizing the two proposed national banks, and obtaining regulatory approvals for the banks. Actions relating to the approval process for the two new national banks included extended application processes with the Comptroller of the Currency and related organizational activities, including negotiating site purchases, preparing building plans, recruiting senior management and developing policies. In addition to the operating expenses, the following expenses were deducted from the proceeds of the stock subscriptions reported in the Consolidated Statement of Stockholders' Equity: expenses of $110,165 which were incurred by the organizers prior to incorporation and expenses of $217,189 which were allocated to the cost of the non-underwritten public offering.

Future Prospects and Uncertainties

     TransCommunity's principal subsidiary, Bank of Powhatan, has grown more rapidly than its organizers originally projected, and TransCommunity believes that the future business prospects for the Bank of Powhatan are generally favorable, based on the demographics of the Powhatan market and the continuing consolidation of larger commercial banks in the metropolitan Richmond region. This continuing consolidation is illustrated by the recent merger of First Union National Bank and Wachovia Bank, which is expected to result in further branch office closures and bank personnel dislocations in the Richmond area market. TransCommunity believes similar factors continue to favor the establishment of additional community banks in the adjacent counties of Goochland and Louisa. TransCommunity is not aware of any known trends, events or uncertainties that are reasonably likely to have a material impact, whether adverse or otherwise, on the company's short-term or long-term liquidity other than the uncertainties associated with the offering of capital stock made by this prospectus. Because the Bank of Powhatan is not permitted to pay dividends to TransCommunity until its operations become profitable (see "Dividends" elsewhere in this prospectus), TransCommunity's liquidity for the short-term future will be almost entirely dependent on external sources. The most significant external source of liquidity for TransCommunity is the offering of stock made by this prospectus. Debt financing through a bank loan may also provide additional liquidity, although TransCommunity does not expect to have to utilize debt financing in the foreseeable future. TransCommunity does not expect to incur capital expenditures (other than in connection with the contemplated purchase of capital stock of the two proposed banks). TransCommunity expects that capital expenditures incurred by the Bank of Powhatan, or by either of the proposed banks, will be financed by the bank for whose benefit such expenditure is made.

                                                                     SCHEDULE I


                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                          NET INTEREST MARGIN ANALYSIS
                              AVERAGE BALANCE SHEET
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                 2001                                         2000
                             ------------------------------------------     --------------------------------------
                                                             Average                                     Average
                                 Average       Interest       Rates          Average       Interest       Rates
                                 Balance       Income or    Earned or        Balance       Income or    Earned or
                                  Sheet         Expense       Paid            Sheet         Expense       Paid
                                 -------       ---------     ------          -------       ---------     ------
Assets:
   Loans (including fees)    $   8,519,387  $      875,307     10.27%    $     706,149  $      77,545     10.98%
   Federal funds sold            2,886,049         113,440      3.93%        2,058,268        132,789      6.45%
   Investments                   6,462,694         388,775      6.02%        4,468,319        267,086      5.98%
                              ------------   -------------  --------      ------------   ------------    ------

   Total Earning Assets         17,868,130       1,377,522      7.71         7,232,736        477,420      6.60%
                                             -------------  ---------                    ------------    ------
   Allowance for loan losses      (118,000)                                    (11,000)
   Non-earning assets            3,742,997                                     625,655
                              ------------                                ------------

Total Assets                 $  21,493,127                               $   7,847,391
                              ============                                ============

Liabilities and Stockholders' Equity:
   Deposits:
     Demand: Interest-
       bearing               $   2,457,254  $       63,594      2.59%    $     371,836  $      11,911      3.20%
     Savings deposits              806,051          22,103      2.74%          131,152          4,034      3.08%
     Other time deposits         9,326,379         508,034      5.45%          417,699         24,967      5.98%
                              ------------   -------------  --------      ------------   ------------    ------

   Total Deposits               12,589,684         593,731      4.72%          920,687         40,912      4.44%

   Other borrowed funds            110,977           9,544      8.60%           21,906          1,972      9.00%
                              ------------   -------------  --------      ------------   ------------    ------

   Total interest-bearing
     liabilities                12,700,661         603,275      4.75%          942,593         42,884      4.55%
                                             -------------  --------                     ------------    ------

   Noninterest-bearing
     deposits                    2,051,816                                     354,297
   Other liabilities               270,245                                      45,160
                              ------------                                ------------

   Total Liabilities            15,022,722                                   1,342,050

   Stockholders' equity          6,470,405                                   6,505,341
                              ------------                                ------------

Total Liabilities and
   Stockholders' equity      $  21,493,127                               $   7,847,391
                              ============                                ============

   Net Interest Earnings                    $      774,247                              $     434,536
                                             =============                               ============

   Net Yield on Interest-
     Earning Assets                                             4.33%                                      6.01%
                                                            ========                                    =======


                                       23

                                                                     SCHEDULE II

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
               EFFECT OF RATE-VOLUME CHANGE ON NET INTEREST INCOME
                            (In thousands of dollars)


                                               2001 Compared to 2000
                                                Increase (Decrease)
                                                -------------------
                                   Volume            Rate            Total
                                   ------            ----            -----
Interest Income

Assets:
    Loans (including fees)     $     857,894      $   (60,132)    $  797,762
    Federal funds sold                53,392          (72,741)       (19,349)
    Investments                      119,264            2,425        121,689
                                ------------       ----------      ---------

    Total earning assets           1,030,550         (130,448)       900,102
                                ------------       ----------      ---------

Interest Expense
    Demand deposits                   66,733          (15,050)        51,683
    Savings                           20,787           (2,718)        18,069
    Time Deposits                    532,739          (49,672)       483,067
                                ------------       ----------      ---------

    Total deposits                   620,259          (67,440)       552,819

Other borrowed funds                   8,016             (444)         7,572
                                ------------       ----------      ---------

    Total interest-bearing
      liabilities                    628,275          (67,884)       560,391
                                ------------       ----------      ---------

Net Interest Earnings          $     402,275      $   (62,564)    $  339,711
                                ============       ==========      =========



Note: Volume changes have been determined by multiplying the prior years' average rate by the change in average balances outstanding. The rate change is the difference between the total change and the volume change.

                                                                    SCHEDULE III

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                          INTEREST SENSITIVITY ANALYSIS



                                        91-365        1 to 5       Over 5
                                         Days          Years        Years         Total
                                         ----          -----        -----         -----
Uses of Funds:

Loans:
    Commercial                      $  4,310,376   $  1,465,466  $ 2,852,967   $  8,628,809
    Real estate                        2,122,912      2,508,815       68,362      4,700,089
    Installment                          795,334      1,272,523                   2,067,857
                                     -----------    -----------   ----------    -----------

    Total Loans                        7,228,622      5,246,804    2,921,329     15,396,755

Federal funds sold                       485,000                                    485,000
Investment securities at cost          2,499,842      1,000,000    4,199,375      7,699,217
Investment securities at fair value                                1,492,847      1,492,847
                                     -----------    -----------   ----------    -----------

Total                               $ 10,213,464   $  6,246,804  $ 8,613,551   $ 25,073,819
                                      ==========    ===========   ==========     ==========

Sources of Funds:

Demand Deposits
    Interest bearing                $  2,355,015   $             $             $  2,355,015
Savings accounts                       1,538,786                                  1,538,786
Time Deposits:
    Under $100,000                     6,470,654      3,370,833                   9,841,487
    Over $100,000                      3,307,784        405,156                   3,712,940
                                     -----------    -----------   ----------    -----------

    Total Deposits                    13,672,239      3,775,989                  17,448,228

Borrowings                               115,588                                    115,588
                                     -----------    -----------   ----------    -----------

Total                                 13,787,827      3,775,989                  17,563,816
                                     -----------    -----------   ----------    -----------

Discrete Gap                          (3,574,363)     2,470,815    8,613,551      7,510,003
Cumulative Gap                        (3,574,363)    (1,103,548)   7,510,003

Ratio of Cumulative Gap
    to Total Earning Assets               -14.26%         -4.40%       29.95%
                                    ============   ============  ===========


For the Six Months Ended June 30, 2002

     For the six months ended June 30, 2002, TransCommunity had a net loss of $627,592 compared with a net loss of $516,381 for the six months ended June 30, 2001. The net loss per share was $.68 compared with $.77 for the same periods.

     For the three months ended June 30, 2002, TransCommunity had a net loss of $265,877 compared with a loss of $154,419 for the three months ended June 30, 2001. The net loss per share was $.27 compared with $.23 for the same periods.

Prospects for the Future

     Through June 30, 2002 the Bank of Powhatan (the "Bank") has been able to attract deposits of $28,236,570 and loans of $28,512,877. Based on current acceptance by the community and the growth to date, management believes that the prospects for the Bank are excellent.

Net Interest Margin

     The Bank's net interest margin was 4.24% for the six months ended June 30, 2002, the same as for the six months ended June 30, 2001. Growth in new loans were 88.06% and 209.10% over the net loans present at December 31, 2001 and June 30, 2001, respectively. Deposits increased 30.81% and 82.09% for the same periods, respectively. The net interest margin for the six months ended June 30, 2002, compares favorably with other commercial banks, however, management anticipates it will continue to offer favorable rates on loans and deposits to attract new customers.

     The Bank's net interest margin analysis and average balance sheets at June 30, 2002, are shown in Schedule IV.

Provision for Loan Losses

     The provision for loan losses for the first six months of 2002 was $120,700, resulting in an allowance for loan losses of $355,700 (1.23% of total loans). The calculation of the allowance for loan losses is considered a critical accounting policy. The allowance for loan losses is evaluated on a regular basis by management, and is based upon management's periodic review of the collectibility of the loans, industry historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. An adequate allowance is calculated using risk factors depending on the type of borrower and whether the loan is secured or unsecured. Commercial loans secured by real estate and secured consumer loans are assigned a risk factor of 1%. Other commercial loans and unsecured consumer loans are assigned a risk factor of 2%. As the Bank matures, the factors will be adjusted to reflect actual experience. In addition, an allowance would be established for problem loans individually or by grouping. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management has not identified any potential problem loans.

Noninterest Income

     Noninterest income increased from $367,073 in the first six months of 2001 to $612,069 in the first six months of 2002. Noninterest income as a percentage (annualized) of average assets for the first six months of 2002 was 3.75% compared to 4.33% for the first six months of 2001. Commissions and fees received by Main Street Mortgage increased $199,601, or 57.91%, due to the increase in the volume of loans originated. Bank service charges and fees increased $45,395, or 202.71%, due to the increase in the Bank's customer base and deposits.

Noninterest Expense

     Noninterest expense increased from $1,103,419 in the first six months of 2001 to $1,764,845, or 59.94%, in the first six months of 2002. A schedule of noninterest expense by company is shown below. The expenses of Main Street Mortgage are mostly salaries and commissions related to the origination of mortgage loans. The expenses of TransCommunity relate mainly to organizational and start up cost of the holding company and two proposed new banks. The increase in expenses at the Bank was due to additional staffing and the general growth in operations. Noninterest expense, as a percentage (annualized) of average assets for the first six months of 2002, was 10.81% compared with 13.01% for the first six months of 2001.

                                                        Six Months Ended
                                                            June 30,
                                                     2002             2001
                                                     ----             ----

                    TransCommunity             $    651,138      $   241,047
                    Bank                            513,813          475,373
                    Main Street                     599,894          386,999
                                               ------------       ----------

                    Total                      $ 1,764,845       $ 1,103,419

Income Taxes

     No income tax benefit has been recorded since, at this time, there is insufficient evidence to conclude that the Bank will produce taxable income in the future which can be offset by loss carryforwards from the current period.

Loans

       Total loans have increased $13,471,822 during the first six months of 2002 to $28,868,577.

       Loans by type are shown in the following schedule:

                                                          (In Thousands)
                                                    June 30,      December 31,
       Type                                           2002           2001
       ----                                           ----           ----

       Commercial, financial, and agricultural     $   4,799      $   4,218
       Real estate - construction                      3,926          1,207
       Real estate - mortgage                         17,614          7,840
       Installment loans to individuals                2,530          2,132
                                                    --------       --------

       Total loans                                 $  28,869      $  15,397
                                                    ========       ========

Nonaccrual, Past Due and Restructured Loans

     At June 30, 2002 and December 31, 2001 the Bank did not have any loans classified as non-accrual, past due more than ninety days or restructured. Loans are placed in a nonaccrual status when, in the opinion of management, the accrued interest income will not be collected.

Allocation for the Allowance for Loan Losses

                                                         Percent of
                                                        loans in each
          Balance at end of period                       category to
                applicable to               Amount       total loans
      ------------------------------        ------       -----------

        Real estate                      $  265,398         74.61%
        Non-real estate                      90,302         25.39%
                                          ---------        ------

                                         $  355,700        100.00%
                                          =========        ======

Deposits

     The Bank's deposits increased $6,650,399 during the first six months of 2002 to $28,236,570 at June 30, 2002. A schedule of deposits by type is shown in the statements of condition. Time deposits of $100,000 or more equaled 18.87% of deposits at June 30, 2002.

Bank Premises

       Bank premises and equipment consisted of the following as of June 30, 2002:

       Land                                            $  410,009
       Land improvements                                  160,593
       Building                                           840,866
       Furniture and fixtures                             864,156
       Automobiles                                         17,167
       Construction in progress                            60,433
                                                        ---------

                                                        2,353,224

       Less:  Accumulated Depreciation                    297,999
                                                        ---------

       Total Bank Premises and Equipment               $2,055,225
                                                        =========

     TransCommunity purchased property in the Town of Louisa for a price of $200,000 from a Trust. The Trustee of the Trust is a member of the Board of Directors of the Bank of Louisa. The Board received two independent appraisals and is of the opinion that the terms of the agreement are equal to or better than the terms that might be available for similar property purchased from an unrelated third-party. In connection with this transaction, the seller financed $198,000 of the purchase price at an interest rate of 4.75% with principal and interest due on November 1, 2003.

Capital

     TransCommunity's capital as a percentage of total assets was 20.14% at June 30, 2002, and 22.80% at December 31, 2001, which significantly exceeded regulatory requirements at both dates.

Liquidity and Interest Sensitivity

     At June 30, 2002, TransCommunity had liquid assets of approximately $3.1 million in the form of cash and short term investments. Management believes that the liquid assets are adequate at June 30, 2002. Additional liquidity will be provided by the growth in deposit accounts and loan repayments. The Bank also has the ability to purchase federal funds and borrow from the Federal Reserve Bank, if necessary. Management is not aware of any trends, events or uncertainties that are reasonably likely to have a material impact on the Bank's short term or long term liquidity. Capital expenditures in the near future will be purchased using liquid assets.

     At June 30, 2002, TransCommunity had a negative cumulative Gap Rate Sensitivity Ratio of 26.04% for the one year repricing period. This generally indicates that earnings would improve in a declining interest rate environment as liabilities reprice more quickly than assets. Conversely, earnings would probably decrease in periods during which interest rates are increasing. Management constantly monitors the interest rate risk and believes that the current position is an acceptable risk for a growing community bank. TransCommunity's interest rate sensitivity analysis at June 30, 2002, is shown in Schedule V.

Employees

     TransCommunity's full time equivalent employees totaled thirty-five at December 31, 2001, and at June 30, 2002, including twelve at the Bank, seventeen at Main Street and six at TransCommunity.

     The number of new employees hired for the duration of 2002 will depend on the continued growth in operations.

                                                                     Schedule IV


                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                          NET INTEREST MARGIN ANALYSIS
                              AVERAGE BALANCE SHEET
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                            (In Thousands of Dollars)



                                                 2002                                       2001
                               ---------------------------------------       -----------------------------------
                                 Average                     Average          Average                   Average
                                 Balance        Income/       Rates           Balance      Income/       Rates
                                  Sheet         Expense    Earned/Paid         Sheet       Expense    Earned/Paid
ASSETS

   Loans including fees      $  23,383,746  $   849,191       7.26%      $   6,169,820  $   314,614      10.20%
   Federal Funds sold              595,081        4,960       1.67%          3,127,502       78,381       5.01%
   Other investments             6,477,171      151,578       4.68%          5,755,710      170,231       5.92%
                              ------------   ----------     ------        ------------   ----------     ------

   Total Earning Assets         30,455,998    1,005,729       6.60%         15,053,032      563,226       7.48%
                                             ----------     ------                       ----------     ------

   Allowance for loan losses      (292,483)                                    (72,395)
   Non-earning assets            2,495,800                                   1,982,873
                              ------------                                ------------

   Total Assets              $  32,659,315                               $  16,963,510
                              ============                                ============

LIABILITIES AND STOCKHOLDERS' EQUITY

   Deposits
      Demand -
         Interest bearing    $   4,879,548  $    45,564       1.87%      $   1,708,618  $    25,253       2.96%
      Savings                    1,903,151       19,983       2.10%            431,231        6,426       2.98%
      All other time
         deposits               14,612,032      281,328       3.85%          6,751,983      207,602       6.15%
                              ------------   ----------     ------        ------------   ----------     ------

      Total Deposits            21,394,731      346,875       3.24%          8,891,832      239,281       5.44%

      Other borrowed
         funds                   1,019,718       12,970       2.54%            109,047        4,907       9.00%
                              ------------   ----------     ------        ------------   ----------     ------

      Total Interest Bearing
         Liabilities            22,414,449      359,845       3.21%          9,000,879      244,188       5.43%
                              ------------  -----------     ------        ------------  -----------     ------

   Non-interest bearing
      Deposits                   4,267,576                                   1,520,493
   Other liabilities                78,860                                     124,225
                              ------------                                ------------

      Total Liabilities         26,760,885                                  10,645,597

   Stockholders' Equity          5,898,430                                   6,317,913
                              ------------                                ------------

   Total Liabilities and
      Stockholders' Equity   $  32,659,315                               $  16,963,510
                              ============                                ============

   Net Interest Earnings                    $   645,884                                 $   319,038
                                             ==========                                  ==========

   Net Yield on Interest
      Earning Assets                                          4.24%                                       4.24%
                                                            =======                                     =======


                                                                     Schedule V

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                          INTEREST SENSITIVITY ANALYSIS
                                  JUNE 30, 2002
                            (In Thousands of Dollars)

                                       1 - 365      1 - 5      Over 5
                                        Days        Years      Years      Total
                                        ----        -----      -----      -----
Uses of Funds

Loans                                 $  12,587   $ 12,711   $  3,571   $ 28,869

Investment securities at cost                                   3,200      3,200
Investment securities at fair value                             1,504      1,504
                                       --------    -------    -------    -------

Total                                 $  12,587   $ 12,711   $  8,275   $ 33,573
                                       --------    -------    -------    -------

Sources of Funds

Demand Deposits
   Interest bearing                   $   3,990   $          $          $  3,990
Savings accounts                          2,195                            2,195
Time deposits                            12,383      3,762                16,145
                                       --------    -------    -------    -------

   Total Interest Bearing Deposits       18,568      3,762                22,330

Long-term debt                            2,762                            2,762
Federal funds purchased                                238                   238
                                       --------    -------    -------    -------

Total                                 $  21,330   $  4,000   $          $ 25,330
                                       --------    -------    -------    -------

Discrete Gap                             (8,743)     8,711      8,275      8,243
Cumulative Gap                           (8,743)       (32)     8,243

Ratio of Cumulative Gap
   to Total Earning Assets               (26.04)%     (.10)%    24.55%

                                    BUSINESS

General

     TransCommunity is a bank holding company headquartered in Richmond, Virginia. In August 2001, TransCommunity became the holding company for the Bank of Powhatan, which opened for business in March 2000. TransCommunity is in the process of organizing two new independent, stand-alone community banks in the central Virginia area: The Bank of Goochland and the Bank of Louisa. TransCommunity has received preliminary conditional approvals from the Comptroller of the Currency for each of these new Banks. Additionally, in October, 2002, TransCommunity used $5 million of the proceeds from the sale of shares pursuant to this offering to capitalize Bank of Goochland, and has applied to the OCC and FDIC for approval to open the Bank of Goochland for business. TransCommunity expects that Bank of Goochland will open for business on or about November 18, 2002. Approval for the Bank of Louisa to open will depend upon TransCommunity's ability to raise the capital necessary to meet the organizing capital requirements of the OCC and the FDIC, which have been set at $5 million. If the two proposed new Banks receive all necessary regulatory approvals, TransCommunity will be a bank holding company with three national bank subsidiaries. TransCommunity will also seek to provide certain non-banking services and activities permissible under a holding company structure. Possible activities or services include brokerage services, insurance products and investment advisory services.

     TransCommunity, through its subsidiary national banks, is pursuing and will pursue a community banking strategy by offering a broad range of banking products to individuals, professionals and small to medium-sized businesses, with an emphasis on personalized service and local decision-making authority. TransCommunity will undertake to support this strategy by providing back office, product development, technology, financial and managerial support.

     The expansion and growth strategy of the banks and the holding company includes attracting experienced local management teams, who will have significant decision-making authority at the local bank level, and local independent boards of directors consisting of individuals with strong community affiliations and extensive business backgrounds and business development potential in the identified markets. Each Bank management team will operate in a manner that provides responsive, personalized services. TransCommunity will provide credit policies and procedures as well as centralized back office functions to provide corporate, technological and marketing support to the Banks.

     TransCommunity was formed in March 2001, principally in response to perceived opportunities resulting from the takeovers of several Virginia-based banks by regional bank holding companies. In the Powhatan, Goochland and Louisa market areas, the bank consolidations have been accompanied by the dissolution of local boards of directors and the relocation or termination of management and customer service professionals. TransCommunity believes that local industry consolidation has disrupted customer relationships as the larger regional financial institutions increasingly focus on larger corporate customers, standardized loan and deposit products and other services. Generally, these products and services are offered through less personalized delivery systems, which has created the demand for high quality, personalized services to small and medium-sized businesses and professionals. In addition, consolidation in the local market has created opportunities to attract experienced bankers. Bank acquisitions have dislocated experienced and talented management personnel due to the elimination of redundant functions and the drive to achieve cost savings. As a result of these factors, management believes that the Banks and TransCommunity have an opportunity to attract its targeted banking customers and experienced management personnel within these identified markets.

Strategy of TransCommunity

     TransCommunity's business strategy is to successfully penetrate selected central Virginia markets by operating a locally-oriented organization of independently managed community banks. The major elements of this strategy include:

     o Expand market share in the Powhatan County market through the Bank of Powhatan;

     o Target small and medium-sized business customers, professionals and individuals that demand the attention and service which a community-oriented bank is well suited to provide;

     o Deliver a broad array of modern banking products and services using up-to-date technology, while retaining a decentralized operating strategy with local decision-making; and

     o Maintain centralized support functions, including back office operations, credit policies and procedures, investment portfolio management, administration, and human resources and training to maximize operating efficiencies and facilitate responsiveness to customers.

     Management intends to gain market share by attracting customers through a superior level of prompt and personalized banking service. The goal of TransCommunity's management is to support customer-driven financial institutions that provide high value to customers by delivering customized, quality products and services. Management believes that such institutions will appeal to customers who prefer to conduct their banking business with a locally-managed financial institution that demonstrates both a genuine interest in their financial affairs and an ability to cater to their financial needs.

     Decentralized Operating Strategy. The foundation of TransCommunity's strategy is to operate a multi-community bank organization which emphasizes decision-making at the local bank level combined with strong corporate, technological, marketing, financial and managerial support. TransCommunity's operating model is for each bank to operate with local management and boards of directors consisting of individuals with extensive knowledge of the local community and the authority to make credit decisions. TransCommunity believes this operating strategy will enable the Banks to attract customers who wish to conduct their business with a locally owned and managed institution with strong ties and an active commitment to the community.

     Corporate Support. TransCommunity will provide various services to the Banks, including technology, finance and accounting, human resources, credit administration, internal audit, compliance, loan review, marketing, retail administration, administrative support, policies and procedures, product development and item processing. By providing such services, TransCommunity expects not only to achieve monetary savings, compared to the costs if the Banks were individually responsible for such functions, but also expects to achieve a uniformity of operations and service. The Banks' principal focus will be to generate deposits and loans. This corporate support system will enable TransCommunity to achieve administrative economies of scale while capitalizing on the responsiveness to client needs of its decentralized community bank network.

Growth Strategy

     Following the successful completion of this offering, TransCommunity intends to focus on the development of the two new Banks and on the growth of the Bank of Powhatan. Each Bank's growth is expected to come from within such Bank's primary service area through loan and deposit business. TransCommunity will focus on acquiring market share by emphasizing local management and decision-making and through delivering personalized services to business customers and individuals. Specifically, TransCommunity's competitive strategy will consist of each Bank approving loan requests quickly with a local loan committee, operating with flexible, but prudent, lending policies, personalizing service by establishing a long-term banking relationship with the customer, and maintaining the requisite personnel to ensure a high level of service. While TransCommunity does not currently intend to actively search for expansion opportunities beyond its designated markets, TransCommunity may consider opportunities that arise from time to time, which could occur through acquisitions of existing institutions or branches. TransCommunity has no specific acquisition plans at the current time other than the establishment of the two new Banks.

     Each of the three Banks has a local board of directors comprised of prominent members of the community, including business leaders and professionals. These directors not only will supervise the operations of the Banks, but also will act as ambassadors of their respective Banks within the community and will be expected to promote the business development of each Bank. The directors and officers of Bank of Powhatan and the organizing directors of the two new Banks are active in the civic, charitable and social organizations located in the local communities. Members of the local management teams hold leadership positions in a number of community organizations, and will continue to volunteer for other positions in the future.

Market Areas of the Banks

     The target markets include Powhatan County, Goochland County, and Louisa County. The organizers of the Bank of Powhatan began their effort because of the rapid growth of Powhatan County and the relative small number of existing banks in the county. The prospect of the development of Route 288 around the outer circumference of the metropolitan Richmond area and other factors point to continued growth. The Bank of Powhatan is well positioned to benefit from this future growth and, from a strategic perspective, similar conditions exist in

Goochland and Louisa counties. TransCommunity, with independent banks in each of these three counties, will be well positioned geographically between the Richmond, Charlottesville, Roanoke, Lynchburg and Northern Virginia markets. Powhatan and Goochland will be even more closely connected with the opening of the western segments of Route 288 and Powhatan's close proximity to the West Creek commercial and industrial park development in Goochland County will be enhanced. In addition, Louisa provides TransCommunity with a strategic doorway into Northern Virginia as much of the growth in Louisa is derived from that area. Whether for further expansion by TransCommunity, or the possibility of being well positioned as an acquisition target, this geographic arch is vitally important to success. If this strategy were not to be adopted, other banks may soon move into the Goochland or Louisa markets and effectively block potential growth by TransCommunity.

     Powhatan County

     The Bank of Powhatan, N.A. was organized in response to the banking trends and the opportunity provided by a past decade of significant growth in Powhatan County and the projections of continued growth. In addition, the County had only two other banks, one large regional bank, Wachovia Bank, N.A., and one community bank, Central Virginia Bank.

     The Bank serves a trade area consisting primarily of Powhatan County, Virginia. The town of Powhatan, which is the county seat of Powhatan County, is located approximately 20 miles west of the state capitol of Richmond. The county contains 272 square miles. The county's northern boundary is the James River, and its southern boundary is the Appomattox River. Chesterfield County, among the 25 fastest growing counties in Virginia in terms of population growth, lies to the east and Cumberland County, a more rural county, adjoins Powhatan County on its western boundary. The main office of the bank is located at 2320 Anderson Highway, Powhatan, Virginia.

     Goochland County

     Goochland County is a growing rural county considered part of the Richmond Metropolitan Area. Its 289 square miles are located west of Richmond and Henrico County along the northern bank of the James River. It is bounded to the south by Powhatan County and to the north by Louisa and Hanover counties with Interstate 64 approximating the county line.

     Goochland County has sustained consistent population and economic growth over the last decade and this trend is expected to continue or accelerate. The population of Goochland County in 1999 totaled approximately 17,500. This reflects a growth rate of 20.4% in the 1980's and 23.3% from 1990 to 1999, more than doubling the state growth rate for both decades. This rate is expected to continue. County population for the year 2010 is projected to be 22,003 (U.S Census). However, with the advent of public sewer the rate of growth could nearly double, pushing population estimates to 30,000 by the year 2015 (Goochland County Comprehensive Plan, 1997).

     Two developments have come to symbolize the changing landscape of Goochland County. The first is development of the 3,500-acre West Creek Business Park. Although Motorola's previously announced semiconductor chip plant at West Creek has now been cancelled, the sale of the undeveloped portions of the park in July 2000 for $31.5 million and Capital One's ongoing relocation to and expansion in West Creek have breathed new life into the project. The first group of Capital One's workers arrived on its 300-acre campus at West Creek in early 2002. The second related development is the planned extension of Route 288 from Chesterfield County to Route 6. This highway improvement, scheduled for completion in 2003, will further define the county as part of the Greater Richmond Metropolitan Area.

     Total FDIC-insured bank deposits in the county were approximately $80,000,000 as of July 30, 1999. Commerce Bank of Virginia and Wachovia each have two locations in Goochland. Both of these banks have branches in Goochland Courthouse and Centerville. It is noted that the Route 288 extension will intersect with Interstate 64 several miles east of Centerville. The following chart shows the resident to bank location ratio for selected jurisdictions in the Richmond Metropolitan Area:


         County         Location/resident ratio           Year
-------------------------------------------------------------------
       Goochland              1 to 4,375                  2000
       Louisa                 1 to 5,020                  1999
       Chesterfield           1 to 3,408                  1999
       Henrico                1 to 3,115                  1999
       Hanover                1 to 2,560                  1999
       Richmond               1 to 2,277                  1999
-------------------------------------------------------------------

     The addition of another bank location in Goochland County would create a bank office to residents ratio of 1 to 3,500.

     Louisa County

     Louisa County is located in the rolling Central Piedmont region near the heart of Virginia in the prosperous Richmond, Charlottesville, Fredericksburg triangle. The town of Louisa is the county seat. It is located 50 miles from Richmond, 95 miles from Washington, D.C., 35 miles from Charlottesville and 45 miles from Fredericksburg. Orange and Spotsylvania counties border Louisa County to the north, Hanover County to the east, Goochland County to the south and Fluvanna and Albemarle counties to the west.

     Louisa County is 514 square miles in size. About 10 percent of the county is developed as urban, residential or industrial: 71 percent in natural and planted forest lands; 16 percent in crop, pasture and open land; and 3 percent in water bodies, the largest example being Lake Anna which lies in the northeastern section of the county.

     The population of Louisa County in 2000 was approximately 25,527. This reflects an increase of 25.6 percent from the 1990 population of 20,325, compared to the 11.9 percent growth rate for the state of Virginia during the same decade. The county grew by 14 percent during the 1980's. Over the next five years, Claritas, Inc. forecasts the population growth rate for Louisa County will double that of Virginia as a whole, 9.7 percent to 4.3 percent, respectively. According to the United States Census Bureau, Louisa's population is projected to increase an additional 17.5 percent from the present level, to over 30,000 by the year 2010.

         The county is a member of the Thomas Jefferson Partnership for Economic Development. This is a private-public nonprofit organization of representatives from the Private Sector Council with public participation from six jurisdictions that include the City of Charlottesville and the counties of Fluvanna, Greene, Louisa, Nelson and Orange, the University of Virginia, Piedmont Virginia Community College and the Thomas Jefferson Planning District Commission. The Partnership's mission is to bring together business, government and education to effectively promote new investment and job creation in the Greater Charlottesville region.

         There are currently three banking institutions with a total of five branches in Louisa County: Bank of America (1 branch), Virginia Community Bank (2 branches) and Wachovia Bank (2 branches). Three branches are located in the town of Louisa and two are in the town of Mineral. Total FDIC-insured deposits in the county were $181,023,000 as of June 30, 1999.

         Based on the 1999 population of 25,100, the addition of another bank location in Louisa County would create a resident to bank ratio of 4,183 to 1.

Bank of Powhatan

         Bank of Powhatan was formed in June 1998, and initially raised subscriptions in excess of $7 million in capital with a final capitalization of $6.72 million. It received its national charter from the Comptroller of the Currency in March 2000. The Bank operated in a temporary facility on Route 60 until March 12, 2001, when it moved into a newly constructed facility. As of December 31, 2001, the Bank of Powhatan had approximately $22 million in deposits and nearly $15 million in loans. Total assets of the Bank were approximately $29 million. As of June 30, 2002, deposits had grown to $28 million, loans to $28.5 million, and total assets were $39.4 million.

         On January 1, 2001, a subsidiary of the Bank, MSM Acquisition Co., purchased essentially all of the assets (consisting of furniture and equipment and contract rights) of Main Street Mortgage and Investment Corporation. Main Street Mortgage has two offices, one in Richmond, Virginia, and one in Lynchburg, Virginia, with nine full time employees. During the year 2001, Main Street Mortgage originated mortgage loans of $60,000,000 and generated fees of $929,000.

         Main Street Mortgage originates conforming first deed of trust residential loans for sale in the secondary market, as well as, second deed of trust loans, equity lines, and non-conforming residential and commercial real estate loans for sale to private investors.

         For additional information concerning Bank of Powhatan, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The members of the Board of Directors of the Bank of Powhatan are as follows:

John H. Anderson, Jr. Retired. Former Executive Vice President, Jefferson National Bank.

Margaret F. Ball. Retired. Former Secretary & Treasurer, O.W. Ball Lumber Company, Powhatan, VA.

Robert M. Duncan.  President, P.L. Duncan & Sons, Inc., Columbia, VA.

James F. Keller.  President & CEO, Bank of Powhatan, N.A., Powhatan, VA.

William E. Maxey, Jr.  Clerk of the Circuit Court, Powhatan County, VA.

Julian C. Metts, Jr. D.D.S. Orthodontist, Cumberland, VA; Board of Directors, TransCommunity Bankshares Incorporated.

James L. Minter. Owner, J.L. Minter Electrical Contractor, Inc.; Owner, Swansboro Mechanical, Inc., Richmond, VA; Board of Directors, Bank of Powhatan, N.A.

Andrew W. Pryor.  Owner, Hills-Dale Farm, Goochland, VA.

John C. Watkins. Virginia State Senator. President, Watkins Nurseries, Inc., Midlothian, VA; Board of Directors, TransCommunity Bankshares Incorporated.

George W. Whitlow. Owner, Whitlow Chevrolet, Lexus of Richmond, Whitlow Travel Service, King Pin Lanes, and Fidelity Finance, Richmond, VA.

William C. Wiley. Chairman and Chief Executive Officer, TransCommunity Bankshares Incorporated; Chairman, Bank of Powhatan, N.A.

Delmar P. Wright. Deputy Chief Inspector, U.S. Postal Inspection Service, Richmond, VA.

Elwood F. Yates, Jr. Retired.  Former Owner, Yates Ford, Inc., Powhatan, VA.

The Proposed Banks

         Each of the Banks will engage in the commercial banking business in their respective communities. TransCommunity believes that there is a demand for, and that the central Virginia communities described herein will support, new locally operated community banks. Although TransCommunity could obtain a banking presence in the identified markets by opening branch offices of Bank of Powhatan, management of TransCommunity believes that separate banks with their own local boards of directors and their own policies, tailored to the local market, is a preferable approach. Each Bank will provide personalized banking services, with emphasis on the financial needs and objectives of individuals, professionals and small to medium-sized businesses. Additionally, substantially all credit and related decisions will be made by each Bank's local management and board of directors, thereby facilitating prompt response.

         The principal business of each Bank will be to accept deposits from the public and to make loans and other investments. The principal sources of funds for each Bank's loans and investments are expected to be demand, time, savings and other deposits, repayment of loans, and borrowings. In addition, a portion of the net proceeds of this offering, once contributed to the capital of each new Bank, will be used to fund loans. The principal source of income for each Bank is expected to be interest collected on loans and other investments. The principal expenses of each Bank are expected to be interest paid on savings and other deposits, employee compensation, office expenses, and other overhead expenses.

         The organizing Boards of Directors for the new Banks are as follows:

         Bank of Goochland, N.A. (In Organization)
         -----------------------------------------

Thomas M. Crowder. Executive Vice President, Guilford Company, Richmond, VA; Board of Directors, TransCommunity Bankshares Incorporated.

Neil P. Farmer.  President, Farmer Properties, Inc., Richmond, VA.

Stan A. Fischer. President, Fischer Business Interiors, Inc., Goochland, VA; Board of Directors, TransCommunity Bankshares Incorporated, Richmond, VA.

W. Daniel Holly, III.  President, Triad Demolition, Inc., Suffolk, VA.

M. Andrew McLean.  President & CEO, Bank of Goochland, N.A. (in organization).

Raymond A. Miller. President, Associated Insurance Systems Service, Inc., Richmond, VA.

Bruce B. Nolte. President & Chief Operating Officer, TransCommunity Bankshares Incorporated, Richmond, VA.

Lawrence B. Nuckols. Self-employed cattle farmer and real estate developer, Goochland, VA; former owner, Nuckols Exxon, Goochland, VA; former member, Board of Supervisors, Goochland County, VA; Chairman of the Board, Bank of Goochland, N.A.

Troy A. Peery. President, Peery Enterprises, Manakin-Sabot, VA; Board of Directors, TransCommunity Bankshares Incorporated.

William H. Talley, III. President, Bill Talley Ford, Inc., Richmond, VA.

Robin Traywick Williams. Chairman, Virginia Racing Commission, Richmond, VA.

         Bank of Louisa, N.A. (In Organization)
         --------------------------------------

Dean P. Agee. Retired. Former Clerk of the Circuit Court, Louisa County, VA; Board of Directors, TransCommunity Bankshares Incorporated.

Ethan A. Call. President, E & A Call, Inc., Bumpass, VA; Member Board of Supervisors, Louisa County, VA.

Graven W. Craig.  Esquire.  Attorney-at-Law, Louisa, VA.

Richard W. Mayhew. President, Main Street Mortgage and Investment Corporation; Chief Financial Officer, Secretary and Treasurer, TransCommunity Bankshares Incorporated, Richmond, VA.

David M. Purcell.  President, J.S. Purcell Lumber Corporation, Louisa, VA.

John J. Purcell, Jr. Secretary & Treasurer, J.S. Purcell Lumber Corporation, Louisa, VA; former member, Board of Supervisors, Louisa County, VA; Board of Directors, TransCommunity Bankshares Incorporated; Chairman, Bank of Louisa, N.A. (in organization).

Olivia H. Ryan. President, Valere Real Estate, Inc., Louisa, VA; President, ORYAN Construction, Inc., Louisa, VA.

Wallace L. Tingler. CPA. President & CEO, William A. Cooke, Inc., Louisa, VA; retired Partner, Tingler & Miller, LLP.

James R. Wheeling.  President & CEO, Bank of Louisa, N.A. (in organization).

Elizabeth P. Wilson. Retired. Former Teacher, Louisa County, VA; Feature Writer, The Central Virginian, Louisa, VA.

H. Manning Woodward, III.  Owner, Woodward Insurance Agency, Louisa, VA.

Customers

         Management believes that the bank consolidation in recent years within Virginia provides a significant opportunity to build a successful, locally-oriented financial organization. Management of TransCommunity further believes that many of the larger financial institutions do not emphasize a high level of personalized service to the small and medium-sized commercial, professional or individual retail customers. TransCommunity intends to focus its marketing efforts on attracting small and medium-sized businesses and professionals, such as physicians, accountants and attorneys. Because TransCommunity intends to focus on businesses and professionals, management believes that the majority of its loan portfolio will be in the commercial area with an emphasis placed on originating sound, profitable, commercial and industrial loans secured by real estate, accounts receivable, inventory, property, plant and equipment.

         Although TransCommunity expects to concentrate its lending to commercial businesses, management also anticipates that it will attract a significant amount of professional and consumer business. Management expects that many of its customers will be the principals of the small and medium-sized businesses for whom the Banks will provide banking services. Management intends to emphasize "relationship banking" in order that each customer will identify and establish a comfort level with bank officers who come to understand their customers' business and financial needs in depth. Management intends to develop its retail business with individuals who appreciate a higher level of personal service, contact with their lending officer and responsive decision-making. It is further expected that most of TransCommunity's business will be developed through the presidents and lending officers of the respective local banks as well as the local boards of directors and by pursuing an aggressive strategy of making calls on customers throughout the market area.

Products and Services

         TransCommunity intends to offer through its subsidiary banks a broad array of banking products and services to its customers. Bank of Powhatan currently provides, and the new Banks are expected to provide, products and services that are substantially similar to those set forth below.

         Loans. Through the proposed Bank of Goochland and the Bank of Louisa and the existing Bank of Powhatan, TransCommunity intends to offer a wide range of short to long-term commercial and consumer loans. TransCommunity expects that its loan portfolio will be comprised of commercial loans, commercial mortgage loans, residential mortgage loans, consumer loans and credit card and other loans. At this time, the directors and management of TransCommunity have not formulated any specific targets for any loan category for the new Banks.

         Credit Policies. With respect to each Bank's loan portfolio, TransCommunity will oversee credit operations while still granting local authority to each Bank. The Board of Directors of any Bank may make exceptions to these credit policies and procedures as appropriate, but any such exception must be documented and made for sound business reasons. TransCommunity's risk-decision process will be actively managed in a disciplined fashion to maintain an acceptable risk profile characterized by soundness, diversity, quality, prudence, balance and accountability. TransCommunity's credit process will consist of specific authorities granted to the presidents and lending officers of its subsidiary banks. Loans exceeding a particular lending officer's level of authority will be reviewed and considered for approval by an officers' loan committee and, then, a Bank's Board of Directors. Under their respective credit policies, each Bank will generally limit the concentration of credit risk by that particular Bank in any loan or group of loans to a specified dollar amount. Such concentration limit pertains to any group of borrowers related as to the source of repayment or any one specific industry. Furthermore, each Bank will establish limits on the total amount of that Bank's outstanding loans to one borrower, which will be set below legal lending limits.

         Commercial Loans. Each Bank expects to make commercial loans to qualified businesses in its market area. The Bank's commercial lending will consist primarily of commercial and industrial loans for the financing of accounts receivable, inventory, property, plant and equipment. Each Bank is also expected to offer Small Business Administration guaranteed loans ("SBA loans"). Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have commensurately higher yields. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower's ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate. To manage these risks, it will be each Bank's policy is to secure commercial loans with both the assets of the borrowing business and other additional collateral and guarantees that may be available. In addition, each Bank will actively monitor certain measures of the borrower, including advance rate, cash flow, collateral value and other appropriate credit factors.

         Commercial Mortgage Loans. TransCommunity expects the individual Banks to originate commercial mortgage loans. These loans are primarily secured by various types of commercial real estate, including office, retail, warehouse, industrial and other non-residential types of properties and are made to the owner and/or occupiers of such property. These loans are expected to have maturities generally ranging from 3 to 5 years. Commercial mortgage lending entails significant additional risk, compared with residential mortgage lending. Commercial mortgage loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally. Each Bank's commercial real estate loan underwriting criteria require an examination of debt service coverage ratios, the borrower's creditworthiness and prior credit history and reputation, and generally require personal guarantees or endorsements of borrowers. The location of the security property is also considered.

         Residential Mortgage Loans. Through its subsidiary Banks, TransCommunity expects that its residential mortgage loans will consist of residential first and second mortgage loans, residential construction loans and home equity lines of credit and term loans secured by first and second mortgages on the residences of borrowers for home improvements, education and other personal expenditures. Management expects that the Banks and the mortgage company will make mortgage loans with a variety of terms, including fixed and floating or variable rates and a variety of maturities. Maturities for construction loans will generally range from 4-12 to months for residential property and from 6 to 18 months for non-residential and multi-family properties. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable. These loans will be made consistent with the appraisal policies and real estate lending policies, which will detail maximum loan-to-value ratios and maturities. Loans for owner-occupied property will generally be made with a loan-to-value ratio of up to 80% for first liens and 85% for junior liens. Higher loan-to-value ratios may be allowed based on the borrower's unusually strong general liquidity, net worth and cash flow. Loan-to-value ratios for home equity lines of credit will generally not exceed 90%. If the loan-to-value ratio exceeds 80% for residential mortgage loans, the Banks will obtain appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral. Construction lending entails significant additional risks, compared with residential mortgage lending. Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers. Construction loans also involve additional risks attributable to the fact that loan funds are advanced upon the security of property under construction, which is of uncertain value prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To minimize the risks associated with construction lending, each Bank will limit loan-to-value ratios for residential property to 85% and for non-residential property and multi-family properties to 80%, in addition to its usual credit analysis of its borrowers. Management expects that the loan-to-value ratios described above will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss.

         Consumer Loans. Consumer loans of the Banks will consist primarily of installment loans to individuals for personal, family and household purposes. The specific types of consumer loans expected to be made by the Banks include home improvement loans, debt consolidation loans and general consumer lending. Consumer loans may entail greater risk than residential mortgage loans do, particularly in the case of consumer loans that are unsecured, such as lines of credit, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loan such as the Bank, and a borrower may be able to assert against such assignee claims and defenses that it has against the seller of the underlying collateral. Each Bank's policy for consumer loans will be to accept moderate risk while minimizing losses, primarily through a careful analysis of the borrower. In evaluating consumer loans, the Banks will require its lending officers to review the borrower's level and stability of income, past credit history and the impact of these factors on the ability of the borrower to repay the loan in a timely manner. In addition, the Banks will require that their banking officers maintain an appropriate margin between the loan amount and collateral value. TransCommunity expects that many of its consumer loans will be made to the principals of the small and medium-sized businesses for whom the Banks provide banking services.

         Credit Card and Other Loans. Each Bank also expects to issue credit cards to certain of its customers. In determining to whom it will issue credit cards, each Bank will evaluate the borrower's level and stability of income, past credit history and other factors. Finally, the Banks expect to make additional loans that may not be classified in one of the above categories.

          Deposits. Management intends to offer a broad range of interest-bearing and noninterest-bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing savings accounts and certificates of deposit with a range of maturity date options. Management anticipates that the primary sources of deposits will be small and medium-sized businesses and individuals within an identified market. In each identified market, senior management will have the authority to set rates within specified parameters in order to remain competitive with other financial institutions. All deposits will be insured by the FDIC up to the maximum amount permitted by law. Each Bank expects to implement a service charge fee schedule, which will be competitive with other financial institutions in a Bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and other similar fees.

         Specialized Consumer Services. The Banks intend to offer specialized products and services to its customers, such as lock boxes, travelers checks and safe deposit services.

         Courier Services. TransCommunity or the individual Banks expects to offer courier services to its business customers. Courier services permit each Bank the opportunity to provide the convenience and personalized service its customers require by scheduling pick-ups of deposits.

         Telephone and Internet Banking. TransCommunity believes that there is a strong demand within its market for telephone banking and internet banking. Both services allow customers to access detailed account information, execute transactions and pay bills electronically. Management believes that these services are particularly attractive for its customers, as it will enable them to conduct their banking business and monitor their bank accounts from remote locations. Management of TransCommunity believes that telephone and internet banking will assist the Banks in attracting and retaining customers and will also encourage its customers to maintain their total banking relationships with TransCommunity. During 2001, both of these services were implemented at the Bank of Powhatan, and management of TransCommunity intends that both telephone banking and internet banking services will be available to customers of Bank of Goochland and Bank of Louisa.

         Automatic Teller Machines ("ATMs"). TransCommunity plans to have an ATM at each office of each Bank. Management intends to make other financial institutions' ATMs available to its customers and to offer customers a certain number of free ATM transactions per month.

         Other Products and Services. TransCommunity intends to evaluate other services such as trust services, brokerage and investment services, insurance, and other permissible activities. Management expects to introduce these services as they become economically viable.

Competition

         Banks generally compete with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. Virginia law permits statewide branching by banks. Consequently, commercial banking in Virginia is highly competitive. Many large banking organizations, several of which are controlled by out-of-state holding companies, currently operate in the Richmond, Virginia metropolitan area, and at least one such organization operates offices in TransCommunity's targeted market areas. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Legislation enacted in recent years, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services. Furthermore, as a consequence of federal legislation, out-of-state banks not previously allowed to operate in Virginia are allowed to commence operations and compete in TransCommunity's targeted market areas. See "Government Supervision and Regulation--Interstate Banking and Branching."

         Each of the Banks will face competition from other banks, as well as thrift institutions, consumer finance companies, insurance companies and other institutions in the Banks' respective market areas. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon the Banks. Some of these competitors also have broader geographic markets and substantially greater resources and lending limits than the Banks and offer certain services such as trust banking that the Banks are not expected to provide in the near term. In addition, certain of these competitors have numerous branch offices located throughout the market area surrounding the market areas of the Banks that TransCommunity believes may provide these competitors with an advantage in geographic convenience that the Banks do not have at present. Such competitors may also be in a position to make more effective use of media advertising, support services, and electronic technology than can the Banks.

Legal Proceedings

         In the ordinary course of operations, TransCommunity and the Banks expect to be parties to various legal proceedings. At present, there are no pending or threatened proceedings against TransCommunity or any of the Banks which, if determined adversely, would have a material effect on the business, results of operations, or financial position of TransCommunity or any of the Banks.

Properties

         TransCommunity's headquarters are located in approximately 2800 square feet of leased space at 9025 Forest Hill Avenue, Richmond, Virginia.

         The Bank of Powhatan is located at 2320 Anderson Highway, Powhatan, Virginia. The Bank's building is a newly-constructed, two-story stone structure, containing approximately 6,000 square feet. It has four teller stations, three drive-through windows and a drive-up ATM and night depository.

         TransCommunity has contracted to purchase approximately two (2) acres on U.S. Route 250 at Centerville, approximately 1/10th mile west of the intersection with State Route 621, as a main office site for the Bank of Goochland. TransCommunity has leased approximately 1,400 square feet at 2958 River Road West (Rt. 6), at Goochland Courthouse, for use as an office facility for Bank of Goochland pending construction and opening of its proposed main office on U.S. Route 250.

         On February 28, 2002, TransCommunity entered into an agreement to purchase approximately two acres located at 217 Main Street in the Town of Louisa as a site for the Bank of Louisa for a price of $200,000.

                                   MANAGEMENT

Directors and Executive Officers of TransCommunity

         Currently, TransCommunity's Board of Directors consists of fifteen directors. The following sets forth certain information regarding TransCommunity's executive officers and directors as of the date of this prospectus and for previous periods of at least five years. The TransCommunity's Articles of Incorporation provide for a classified Board of Directors, so that, as nearly as possible, one-third of the directors will be elected each year to serve three-year terms. Executive officers of TransCommunity serve at the discretion of TransCommunity's Board of Directors.


                                                                                   Principal
                                           Director                            Occupation During
Name (Age)                                   Since                              Past Five Years
----------------------------------------------------------------------------------------------------------------------
Class I Directors           (Serving Until 2005 Annual Meeting)

Richard W. Mayhew (51)                         2001       President, Main Street Mortgage and Investment
                                                          Corporation, Richmond, Virginia; Chief Financial Officer,
                                                          Secretary and Treasurer, TransCommunity Bankshares
                                                          Incorporated

James L. Minter (65)                           1998 (1)   Owner, J.L. Minter Electrical Contractor, Richmond,
                                                          Virginia; Owner, Swansboro Mechanical, Inc., Richmond,
                                                          Virginia; Director, Bank of Powhatan, N.A., Powhatan,
                                                          Virginia

Stuart C. Siegel (59)                          2002       Chairman, S&K Famous Brands, Inc., Richmond, Virginia;
                                                          Director, SunTrust Bank, Central Board, Richmond, Virginia

John C. Watkins (55)                           1998 (1)   President, Watkins Nurseries, Inc., Midlothian, Virginia;
                                                          Member, Virginia State Senate; Director, Bank of Powhatan,
                                                          N.A., Powhatan, Virginia


Robin Traywick Williams (52)                   2002       Chairman, Virginia Racing Commission, Richmond, Virginia,
                                                          since 1998; Chief of Staff for Lieutenant Governor of
                                                          Virginia in 2001; Legislative Liaison for Lieutenant
                                                          Governor of Virginia from 1997 to 2000

Class II Directors          (Serving Until 2003 Annual Meeting)

Thomas M. Crowder (46)                         2001       Executive Vice President, Guilford Company, Richmond,
                                                          Virginia

Julian C. Metts, Jr. (68)                      1998 (1)   Orthodontist, Cumberland, Virginia; Director, Bank of
                                                          Powhatan, N.A., Powhatan, Virginia

Troy A. Peery, Jr. (56)                        2002       President, Peery Enterprises, Manakin-Sabot, Virginia
                                                          since October 1998; President, Heilig-Meyers Company,
                                                          Richmond, Virginia(2) from September 1985 to December
                                                          1998; Director, S&K Famous Brands, Inc., Richmond, Virginia

John J. Purcell, Jr. (64)                      2001       Secretary & Treasurer, J. S. Purcell Lumber Corporation,
                                                          Louisa, Virginia; former member, Board of Supervisors,
                                                          Louisa County, Virginia

George W. Rimler (60)                          2001       Professor of Management, Virginia Commonwealth University,
                                                          Richmond, Virginia;  Director, Virginia Family Business
                                                          Forum
----------------------------------------------------------------------------------------------------------------------

                                       47

----------------------------------------------------------------------------------------------------------------------
Class III Directors          (Serving Until 2004 Annual Meeting)

Dean P. Agee (65)                              2001       Retired; Former Clerk of the Circuit Court of Louisa
                                                          County, Virginia

Lawrence B. Nuckols (62)                       2002       Self-employed cattle farmer and real estate developer,
                                                          Goochland, Virginia; former owner, Nuckols Exxon,
                                                          Goochland, Virginia; former member, Board of Supervisors,
                                                          Goochland County, Virginia

John W. Pretlow, Jr. (57)                      2001       Owner, John W. Pretlow Insurance Agency, Inc.,
                                                          Richmond, Virginia

John J. Sponski (61)                           2001       Member/Manager, Tre Sorelle, L.L.C., Locust Dale,
                                                          Virginia; Retired, Former Executive Vice President, Bank
                                                          of America Corporation

William C. Wiley (56)                          1998 (1)   Chairman and Chief Executive Officer, TransCommunity
                                                          Bankshares Incorporated; Chairman, Bank of Powhatan, N.A.,
                                                          Powhatan, Virginia; Chairman and principal shareholder of
                                                          DPO Holdings, Inc., Richmond, Virginia
----------------------------------------------------------------------------------------------------------------------

(1) Includes term as a director of Bank of Powhatan, N.A. before TransCommunity became the holding company for Bank of Powhatan, N.A.

(2) On August 16, 2000, Heilig-Meyers Company and certain of its subsidiaries (the Company) filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Code (the Bankruptcy Code). The Company is in possession of its assets, and manages and operates its businesses as debtor-in-possession under the Bankruptcy Code.

There is no family relationship among any of the directors or executive officers.

Executive Officers of TransCommunity Who Are Not Directors

          Bruce B. Nolte (56) - President and Chief Operating Officer. A native of Richmond, Virginia, Mr. Nolte has more than 20 years' experience in the financial services industry. Most recently, he served as Executive Vice President and General Counsel of a subsidiary of First Tennessee Bank, N.A.
Mr. Nolte is a graduate of the U.S. Military Academy, and holds a law degree from the University of Richmond.

Security Ownership of Directors and Executive Officers of TransCommunity and Bank of Powhatan

         The following table sets forth information as of October 15, 2002, regarding the number of shares of TransCommunity common stock beneficially owned by the directors and executive officers of TransCommunity, and by all directors and executive officers of TransCommunity as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.


                                                     Common Stock
                                                     Beneficially
Name                                                  Owned(1)(2)             Percentage of Class
----                                                  -----------             -------------------
Dean P. Agee                                             1,000                         *
Thomas M. Crowder                                        2,000                         *
Richard W. Mayhew                                       10,000                         *
Julian C. Metts, Jr.                                    17,383                         1.1%
James L. Minter                                          9,475                         *
Lawrence B. Nuckols                                     15,100                         *
Bruce B. Nolte                                          10,300                         *
Troy A. Peery                                            5,000                         *
John W. Pretlow, Jr.                                     1,000                         *
John J. Purcell, Jr.                                     5,000                         *
George W. Rimler                                         5,500                         *
Stuart C. Siegel                                        10,000                         *
John J. Sponski                                          5,250                         *
John C. Watkins                                          4,567                         *
William C. Wiley                                         6,950                         *
Robin Traywick Williams                                  3,100                         *
All TransCommunity directors and executive
     officers (16 persons)                             111,625                         7.1%

---------------
*    Less than one percent (1%) of class.

(1) For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

(2) Includes shares subject to presently exercisable options awarded to directors of Bank of Powhatan, N.A. under TransCommunity's stock option plan, as follows: Mr. Metts--1,383; Mr. Minter--1,975; Mr. Watkins--1,067; and Mr. Wiley--1,950. The stock option plan of Bank of Powhatan was assumed by TransCommunity in connection with the reorganization whereby Bank of Powhatan became a wholly-owned subsidiary of TransCommunity.

Security Ownership of Certain Beneficial Owners

         No one is known to be the beneficial owner of more than five percent of the issued and outstanding common stock of TransCommunity.

Executive Compensation and Employment Agreements

         On March 13, 2001, the organizing directors of TransCommunity and Mr. Wiley entered into an employment agreement for Mr. Wiley's services as chairman and chief executive officer that provided for an annual salary of $118,500. On April 16, 2001, TransCommunity and Mr. Nolte entered into a three year employment agreement for Mr. Nolte's services as president that provided for an annual salary of $124,000.

         Effective June 27, 2001, the holding company and Mr. Wiley entered into a revised employment contract under which Mr. Wiley will serve as Chairman of the Board of Directors and Chief Executive Officer of the holding company with the responsibility for performing such services and duties as the holding company's Board of Directors may designate. Under the contract, Mr. Wiley is entitled to an annual base salary of $140,000. In addition, the contract provided for a potential bonus in 2001 based on meeting specified performance goals. Other benefits include term life insurance and health and disability insurance coverage.

         The contract is for a term of three years. Mr. Wiley serves at the pleasure of the holding company's Board of Directors. If, during the term of the contract, Mr. Wiley's employment is terminated without cause, Mr. Wiley will be entitled to a severance payment equal to his annual salary at that time. The contract also contains non-competition covenants for a period of one year following termination of Mr. Wiley's employment.

         Mr. Wiley's contract provides that he will be granted options to purchase 30,000 shares of common stock of the holding company, subject to adjustment in certain circumstances, at an exercise price of not less than the fair market value at the date of grant. The options will vest in three equal annual installments as of the first, second and third anniversary of the date of grant. The vesting of the options is subject, however, to certain conditions. Specifically, vesting of the first installment is subject to the holding company's assets at the end of its first fiscal year exceeding the amount of assets projected in pro forma statements submitted to the Comptroller of the Currency in connection with Bank of Powhatan's application to be chartered as a national bank. Vesting of the second and third installments is based upon assets meeting or exceeding budgeted growth targets to be fixed annually by the holding company board of directors.

         Effective June 27, 2001, the holding company and Mr. Nolte also entered into a revised employment agreement to serve as President and Chief Executive Operating Officer of the holding company. The terms of Mr. Nolte's contract are similar to Mr. Wiley's contract, except that Mr. Nolte's annual base salary will be $124,000, subject to increase at the discretion of the Board. Mr. Nolte's contract also provided for a potential bonus in 2001 based on meeting specified performance goals. Mr. Nolte's contract provides that he will receive options for the purchase of 21,000 shares of common stock, subject to adjustment in certain circumstances, vesting over three years on the same terms and subject to the same condition to vesting as apply to Mr. Wiley.

Stock Option Plan

         The Board of Directors of the Bank of Powhatan adopted a stock option plan effective May 8, 2001. The plan was assumed by TransCommunity in connection with the reorganization in which Bank of Powhatan became a wholly-owned subsidiary of TransCommunity. The plan was amended and restated effective December 19, 2001. The plan was adopted in order to reward employees and directors for services rendered and investment risks undertaken to date and to provide flexibility to TransCommunity in its ability to motivate, attract, and retain the services of employees and directors of TransCommunity and its subsidiaries upon whose effort the successful conduct of its operation is largely dependent. The plan will expire on May 7, 2011, unless sooner terminated by the Board. To date, options to acquire 45,575 shares have been awarded under the plan.

         The plan is administered by the Stock Option Committee of TransCommunity's Board of Directors, which consists entirely of the non-employee directors of TransCommunity's Executive Committee. The Stock Option Committee has the power, among others, to determine the employees and directors to whom awards shall be made. In administering the plan, the committee generally has the authority to determine the terms and conditions upon which awards may be made and exercised, but no option will be exercisable in any event after ten years from its grant, to determine terms and provisions of each written agreement evidencing an award, to construe and interpret the plan and the agreements, to establish, amend or waive rules or regulations for the plan's administration, to accelerate the exercisability of any award, the end of any performance period or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the plan. The members of the committee are indemnified by TransCommunity against the reasonable expenses incurred by them, including attorney's fees, in the defense of any action, suit or proceeding, or any appeal therein to which they may be a party by reasons of any action taken or failure to act under the plan.

         The plan provides that options for up to 67,000 shares of TransCommunity's common stock may be issued to employees and directors under the plan. The committee will adjust the number of shares subject to each outstanding award, the exercise price and the aggregate number of shares from which grants or awards may be made in order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations by TransCommunity.

         Subject to the terms, conditions and limitations of the plan, the committee may modify, extend or renew outstanding awards, or, if authorized by the Board, accept the surrender of outstanding awards and authorize new awards in substitution therefor, including awards with lower exercise prices or longer terms than the surrendered awards. The committee may also modify any outstanding agreement, provided that no modification may adversely affect the rights or obligations of the recipient without the consent of the recipient.

         The Board of Directors may terminate, amend or modify the plan from time to time in any respect, unless the particular amendment or modification would adversely affect any optionee in which case the consent of the optionee would be required. Any such amendment may be effected without shareholder approval except to the extent that such approval is required by the Internal Revenue Code of 1986, as amended, pursuant to the rules under
Section 16 of the Securities Exchange Act of 1934, by any national securities exchange or system on which the stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto, or under any other applicable laws, rules or regulations.

         Employees and directors of TransCommunity and any subsidiaries (including any director who is also an employee) who are selected by the committee are eligible for awards under the plan. Such employees include any employee of TransCommunity and any subsidiaries, regardless of title or position. An employee may not be granted options covering more than 10,000 shares in any calendar year (determined without regard to options granted to directors, including any employee director). A director may not be granted options covering more than 7,500 shares in any calendar year (determined without regard to options granted to employees, including any employee director).

         The exercise price of an award may not be less than 100% of the fair market value of the shares on the award date. Unless the committee determines otherwise, one-third of an award to an employee (in his capacity as such if he is both an employee and a director) becomes vested and exercisable on each of the first three anniversaries of the award date and may only be exercisable while the employee is employed by TransCommunity or its subsidiaries. Unless the committee determines otherwise, one-third of an award to a director (in his capacity as such if he is both an employee and a director) becomes vested and exercisable on each of the first three anniversaries of the award date. The full award becomes immediately vested and exercisable if the director's service as a director terminates on account of his death, his retirement in accordance with any company policy on mandatory retirement for directors, his permanent and total disability or his failure to be reelected after requesting to stand for reelection. Unless otherwise provided by the committee, each award becomes vested and exercisable in the event of a change in control of TransCommunity. All options are subject to exercise or forfeiture if TransCommunity's capital falls below its minimum requirements, as determined by its state or federal primary regulator, and TransCommunity's primary federal regulator so directs TransCommunity to require such exercise or forfeiture.

         All options awarded to date have been awarded to various directors and employees of the Bank of Powhatan at an exercise price of $10.00 per share and a term of ten years. One-third of the options will vest annually in each of the first three years. The options will automatically vest in the event of a change of control of TransCommunity other than as a result of a reorganization, as is contemplated in this proxy. The option awards were made by the Stock Option Committee taking into consideration the relative "at risk" capital contributions made to Bank of Powhatan to finance its initial organizational stage, attendance at bank board meetings, committee responsibilities, and efforts to enhance Bank of Powhatan's business with new customers and potential customers.

Transactions with Related Parties

          Directors and officers of TransCommunity and persons with whom they are associated have had, and expect to have in the future, banking transactions with Bank of Powhatan, and, in the future, with Bank of Goochland and Bank of Louisa, in the ordinary course of their businesses. In the opinion of management of TransCommunity, all such loans and commitments for loans that have been made to these individuals were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the same time for comparable transactions with other persons, were made in the ordinary course of business, and do not involve more than a normal risk of collectibility or present other unfavorable features.

         Mr. Wiley, Chairman and Chief Executive Officer of TransCommunity and chairman of Bank of Powhatan, also serves as Chairman of the Board and is a majority shareholder of DPO Holdings, Inc. ("DPO"), a privately held consulting and management corporation. DPO provided certain consulting services to the organizers of TransCommunity prior to its incorporation and has provided similar services to TransCommunity since its incorporation in connection with the organizational activities of the Banks. These services have included, among other things, assistance in developing the information required to complete the applications required in connection with the formation of TransCommunity and the reorganization with Bank of Powhatan, as well as with the regulatory approvals for the Bank of Goochland and the Bank of Louisa.

         DPO was paid $37,000 in 2000 by the pre-incorporation organizers of TransCommunity. In 2001, DPO was paid $45,000 by the pre-incorporation organizers of TransCommunity through March 16, 2001. Subsequent to its incorporation on March 16, 2001, TransCommunity paid $12,500 and accrued an additional $7,500 for services rendered by DPO through June 30, 2001. On July 11, 2001, TransCommunity entered into a new agreement with DPO under which DPO is to provide consulting services concerning the applications for regulatory approvals for the two new Banks, strategic planning and project management, as well as accounting services and the administration of TransCommunity's website activities. The agreement provides that DPO will receive a total fee of $75,000, payable $15,000 on execution of the agreement and the balance in monthly installments for the services it will provide under the agreement. During 2001, TransCommunity paid $75,000 to DPO under the agreement. The agreement expired on June 30, 2002, and has not been renewed.

         The consulting service relationship between DPO and TransCommunity has been fully disclosed to and approved by the Board of Directors of TransCommunity and is believed by management to be on terms at least as favorable to TransCommunity as could otherwise be obtained from other unrelated third parties. Mr. Wiley draws no salary from DPO and has not received, directly or indirectly, any portion of the fees paid to DPO for the consulting services it has provided. All such amounts have been used to pay operating fees of DPO, including salaries and other compensation of employees of DPO, other than Mr. Wiley, who have provided the services to TransCommunity.

         On January 4, 2001 MSM Acquisition Co., a subsidiary of the Bank of Powhatan purchased substantially all the assets of Main Street Mortgage and Investment Corporation from Richard W. Mayhew, who was subsequently appointed a Director and CFO of TransCommunity. In addition to a cash payment of $231,176, MSM issued a non-interest-bearing note payable for $115,588 due January 4, 2002. MSM also issued a non-interest-bearing note payable for $115,588 due on or after January 30, 2003, contingent upon having earned a certain cumulative profit from operation of the business. The Board of Directors of the Bank of Powhatan approved the terms of the purchase. From the proceeds of the sale, Mr. Mayhew used $100,000 to purchase 10,000 shares of common stock of TransCommunity.

          Through his consulting firm, Tre Sorelle, L.L.C., John T. Sponski, a member of the Board of Directors, provided bank systems and operations consulting services to TransCommunity during 2001. Tre Sorelle, L.L.C. received $35,000 in consulting fees for services rendered.


                      GOVERNMENT SUPERVISION AND REGULATION

         The following discussion sets forth some of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides some specific information relevant to TransCommunity and the Banks. Other laws and regulations that govern various aspects of the operations of banks and bank holding companies are not described herein, although violations of such laws and regulations could result in supervisory enforcement action against TransCommunity or a Bank. The regulatory framework is intended primarily for the protection of depositors and the Federal Deposit Insurance Funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable statutes, regulations or regulatory policy may have a material effect on TransCommunity and the Banks.

General

         As a bank holding company, TransCommunity is subject to regulation under the Bank Holding Company Act of 1956 (as amended, the "BHCA") and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any additional bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve.

         The earnings of TransCommunity's subsidiaries, and therefore TransCommunity's earnings, are affected by general economic conditions, management policies and legislative and governmental actions of various regulatory authorities, including the Federal Reserve, the OCC and the FDIC. In addition, federal law governs the activities in which the Banks may engage, the investments they may make and limits the aggregate amount of loans that may be granted to one borrower to 15% of a bank's capital and surplus. Various consumer and compliance laws and regulations also affect the Banks' operations.

         The OCC will conduct regular examinations of the Banks, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, the Banks must furnish the OCC with periodic reports containing a full and accurate statement of its affairs.

Payment of Dividends

         TransCommunity is a legal entity separate and distinct from the Banks. Virtually all of the revenues of TransCommunity will result from dividends paid to TransCommunity by the Banks. TransCommunity's prior approval is required if the total of all dividends declared, including the proposed dividend, by a national bank in any calendar year will exceed the sum of that bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus.

         Federal law also prohibits national banks from paying dividends that would be greater than the bank's undivided profits after deducting statutory bad debt in excess of the bank's allowance for loan losses. That means that each Bank must recover any start-up losses before it may pay a dividend to TransCommunity.

         In addition, TransCommunity and its subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including the requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be unsafe or unsound practice and to prohibit payment thereof. The appropriate federal regulatory authorities have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, TransCommunity is subject to state laws that limit the amount of dividends it can pay. TransCommunity expects that these laws, regulations or policies will materially impact the ability of the Banks and, therefore, TransCommunity to pay dividends in the early years of operations.

Borrowings

         There are also various legal restrictions on the extent to which TransCommunity can borrow or otherwise obtain credit from its banking subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to TransCommunity or non-bank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to TransCommunity and all non-bank subsidiaries in the aggregate, to 20% of such lending bank's capital stock and surplus.

Capital Adequacy

         Under the risk-based capital requirements for bank holding companies, the minimum requirement for the ratio of capital to risk-weighed assets (including certain off-balance-sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is to be composed of common stockholders' equity, retained earnings, a limited amount of qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles ("tier 1 capital" and together with tier 2 capital "total capital"). The remainder of total capital may consist of mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock and loan loss allowance ("tier 2 capital").

         In addition, the Federal Reserve Board has established minimum leverage capital ratio guidelines for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets less certain amounts ("leverage ratio") equal to 3% for bank holding companies that are rated a composite "1" and 4% for all other bank holding companies that meet certain criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing significant growth or that have supervisory, financial, operation or managerial weakness, will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The risk-based capital standards of the OCC and the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a bank's capital adequacy. OCC and the Federal Reserve also have recently issued additional capital guidelines for bank holding companies that engage in certain trading activities. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

         The Bank of Powhatan's actual and required capital amounts and ratios for the year ended December 31, 2001 are shown in Note 18 of the Notes to TransCommunity's (audited) Financial Statements.

Support of Subsidiary Banks

         The Federal Deposit Insurance Act, as amended ("FDIA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as subsidiary banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.

         Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata, and to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve policy, TransCommunity is expected to act as a source of financial strength to each of TransCommunity's subsidiary banks and to commit resources to support each of those subsidiaries. This support may be required at times when, absent such Federal Reserve policy, TransCommunity may not find itself able to provide it.

         Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority payment.

Prompt Corrective Action

         The FDIA, among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDIA establishes five capital tiers:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon where its capital levels compare to various relevant facts, as established by regulation.

         Federal regulatory authorities have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, the tier 1 capital ratio and the leverage ratio. Under the regulations, an FDIC-insured bank will be: (i) "well capitalized" if it has a total capital ratio of 10% or greater, a tier 1 capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total ratio of 8% or greater, a tier 1 capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not "well capitalized;" (iii) "undercapitalized" if it has a total capital ratio of less than 8%, a tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than 6%, a tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (v) "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of June 30, 2001, the Bank of Powhatan, TransCommunity's deposit-taking subsidiary bank, had capital levels that qualify it as being "well capitalized" under those regulations.

         The FDIC generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized." "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became "undercapitalized," and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as though it is "significantly undercapitalized."

         "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.

         In addition to requiring undercapitalized institutions to submit a capital restoration plan, federal banking regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

         As an institution's capital decreases, the FDIC's enforcement powers become more extensive. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

         Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has not tangible capital.

FDIC Insurance Assessments

         The deposits of Bank of Powhatan are insured by the FDIC up to the limits set forth under applicable law. The deposits of Bank of Powhatan are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC. The new Banks will be subject to the same assessments. The FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. Depository institutions insured by the BIF that are "well capitalized," are required to pay only the statutory minimum assessment of $2,000 annually for deposit insurance, while all other banks are required to pay premiums ranging from .00% to .27% of domestic deposits. These rate schedules are subject to future adjustments by the FDIC.

         An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

         FDICIA requires a system of risk-based assessments under which banks that pose a greater risk of loss to the FDIC will be required to pay a higher insurance assessment. The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. The FDIC also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of Bank of Powhatan's deposit insurance.

Depositor Preference Statute

         Under federal law, deposits and certain federal claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

Interstate Banking and Branching Legislation

         The Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA"), authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, it authorized, beginning June 1, 1997, a bank to merge with a bank in another state as long as neither of the states opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable Federal or state law. Virginia enacted early "opt in" laws, permitting interstate bank merger transactions.

Financial Modernization Act of 1999

         The Gramm-Leach-Bliley Financial Modernization Act of 1999 ("GLBA") was enacted on November 12, 1999, and became effective March 11, 2000. The GLBA enables bank holding companies to acquire insurance companies and securities firms and effectively repeals depression-era laws that prohibited the affiliation of banks and other financial services entities under a single holding company.

         Bank holding companies and other types of financial services entities may elect to become financial holding companies under the new law. Financial holding companies are permitted to engage in activities considered financial in nature, as defined in GLBA, and may engage in a substantially broader range of activities than bank holding companies or banks. The GLBA enables financial holding companies to offer virtually any type of financial service, or services incident to financial services, including banking, securities underwriting, insurance underwriting and making merchant banking investments in commercial and financial companies. The new financial services authorized by the GLBA also may be engaged in by a "financial subsidiary" of a national or state bank, with the exception of insurance or annuity underwriting, insurance company portfolio investments, real estate investment and development, and merchant banking, all of which must be conducted under the financial holding company. In addition, the GLBA allows insurers and other financial services companies to acquire banks; removes various restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance an securities operations.

         To become a financial holding company, a bank holding company must provide notice to the Federal Reserve Board of its desire to become a financial holding company, and certify to the Federal Reserve Board that each of its bank subsidiaries is "well-capitalized," "well-managed" and has at least a "satisfactory" rating under the CRA.

         The GLBA establishes a system of functional regulation, under which the Federal Reserve Board will regulate the banking activities of financial holding companies and other federal regulators will regulate banks' financial subsidiaries. The Securities and Exchange Commission (the "Commission") will regulate securities activities of financial holding companies and state insurance regulators will regulate their business activities. The GLBA also provides new protections against the transfer and use by financial institutions of consumers' non-public, personal information.

         The GLBA also modifies other current financial laws, including laws related to financial privacy and community reinvestment. The new financial privacy provisions generally prohibit financial institutions, including TransCommunity, from disclosing nonpublic personal financial information to nonaffiliated third persons unless customers have the opportunity to "opt out" of the disclosure.

Enforcement Powers

         The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject TransCommunity or the Banks, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan

Community Reinvestment

         The requirements of the Community Reinvestment Act ("CRA") are applicable to the Banks. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank.

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed by federal banking agencies in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or thrift or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

Consumer Laws and Regulations

         In addition to the laws and regulations discussed herein, the Banks are also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act and the GLBA, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans to or engaging in other types of transactions with such customers.

Other Safety and Soundness Regulations

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution becomes in danger of default or is in default. For example, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the BIF. The FDIC's claim for reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

         Federal regulatory authorities also have broad enforcement powers over TransCommunity and the Banks, including the power to impose fines and other civil and criminal penalties, and to appoint a receiver in order to conserve the assets of any such institution for the benefit of depositors and other creditors.

Economic and Monetary Polices

         The operations of TransCommunity are affected not only by general economic conditions, but also by the economic and monetary policies of various regulatory authorities. In particular, the Federal Reserve regulates money, credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary description of the material features of the capital stock of TransCommunity is qualified in its entirety by reference to applicable provisions of Virginia law and the Articles of Incorporation (the "Articles") and the Bylaws (the "Bylaws") of TransCommunity, which are exhibits to the Registration Statement on file with the Commission.

Authorized and Outstanding Capital Stock

         The authorized capital stock of TransCommunity consists of 5,000,000 shares of common stock, par value $.01 per share. As of October 18, 2002, there were 1,591,499 shares of common stock issued and outstanding held by approximately 2,800 holders of record.

Common Stock

         The holders of common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and possess exclusively all voting power. The Articles do not provide for cumulative voting for the election of directors. The holders of common stock are entitled to such dividends as may be declared from time to time by

TransCommunity's Board of Directors from funds available therefore, and upon liquidation will be entitled to receive pro rata all assets of TransCommunity available for distribution to such holders. The holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Certain Provisions of TransCommunity's Articles of Incorporation and Bylaws

         The Articles and Bylaws contain provisions that may have the effect of delaying or preventing a change in control of TransCommunity. The Articles and Bylaws provide: (i) that the Board of Directors shall be divided into three classes and at each annual meeting of shareholders thereafter one class shall be elected each year to serve a three-year term; (ii) that directors may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of TransCommunity's outstanding voting stock; (iii) that a vacancy on the Board shall be filled by the remaining directors; and (iv) that special meetings of the shareholders may be called only by the Chairman of the Board, by the Chief Executive Officer or by the Board of Directors and may not be called by the shareholders. The Bylaws require advance notification for a shareholder to bring business before a shareholders' meeting or to nominate a person for election as a director.

         The Articles also require that any amendment to the Articles or any merger or share exchange to which TransCommunity is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of TransCommunity's property, other than in the usual and regular course of business, must be approved by the affirmative vote of a majority of the votes entitled to be cast by each voting group entitled to vote on such amendment or transaction; provided, however, that if such amendment or transaction is approved by less than two-thirds of TransCommunity's Directors, holders of more than 80% of the issued and outstanding shares of TransCommunity's common stock must vote in favor of such amendment or transaction.

Affiliated Transactions

         The Virginia Stock Corporation Act (the "Virginia Act") contains provisions governing "Affiliated Transactions" designed to deter certain coercive two-tier takeovers of Virginia corporations. Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an "Interested Shareholder" (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an "Interested Shareholder" is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the "Disinterested Directors." A "Disinterested Director" means, with respect to a particular Interested Shareholder, a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder (i) who was an Interested Shareholder on the date the corporation first became subject to the provisions of the Virginia Act governing Affiliated Transactions by virtue of its having 300 shareholders of record or (ii) whose acquisition of shares making such a person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors.

         In addition, the Affiliated Transactions provisions provide that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. TransCommunity has not adopted such an amendment.

Control Share Acquisitions

         The Virginia Act contains provisions regulating certain "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33-1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. If the acquiring person's shares are not accorded voting rights (or if no request for a special meeting is made by an acquiror), the corporation may, if authorized by its charter and bylaws prior to the control share acquisition, purchase the acquiring person's shares at their cost to the acquiring person. If voting rights are approved and the acquiring person controls 50% or more of the voting power, all shareholders other than the acquiring person have dissenters' rights which enable them to receive the "fair value" of their shares. "Fair value" is not less than the highest price paid in the control share acquisition. The provisions of the Virginia Act relating to control share acquisitions are inapplicable to a corporation until it has more than 300 shareholders. The Virginia Act permits corporations to opt-out of its provisions by adopting a bylaw or charter provision prior to a control share acquisition stating that the control share provisions of the Virginia Act shall not apply. TransCommunity's Bylaws contain a provision opting-out of the control share provisions of the Virginia Act.

Liability and Indemnification of Directors and Officers

         As permitted by the Virginia Act, the Articles contain provisions which indemnify directors and officers of TransCommunity to the full extent permitted by Virginia law and eliminate the personal liability of directors and officers for monetary damages to TransCommunity or its shareholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the Virginia Act. These provisions do not limit or eliminate the rights of TransCommunity or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

         In addition, the Articles provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. TransCommunity has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

Transfer Agent and Registrar

         Registrar and Transfer Company, Cranford, New Jersey, serves as transfer agent and registrar for TransCommunity's common stock.

Shares Eligible for Future Sale

         All of the shares issued in the offering will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), unless owned by an affiliate of TransCommunity. An affiliate of an issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the

Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All directors and executive officers of TransCommunity will likely be deemed to be affiliates. See "Management--Ownership of the Common Stock." Shares held by affiliates may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144.

         In general, under Rule 144 any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent (1%) the then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of TransCommunity is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by affiliates will continue to be subject to the volume and manner of sale limitations.

         No prediction can be made of the effect, if any, that future sales of shares of common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

                                  LEGAL OPINION

         Certain legal matters in connection with the common stock offered hereby are being passed upon for TransCommunity by Troutman Sanders LLP (formerly Troutman Sanders Mays & Valentine LLP), Richmond, Virginia.

                                     EXPERTS

         The financial statements of TransCommunity as of and for the periods ended December 31, 2000 and 2001, have been included in this prospectus in reliance on the report of S.B. Hoover and Company, L.L.P., independent accountants, and upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         TransCommunity has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the common stock offered hereby. For further information with respect to TransCommunity and the common stock offered by this prospectus, reference is made to the Registration Statement and the exhibits filed as a part thereof. The Registration Statement, including exhibits, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional office located at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or part of the Registration Statement may be obtained from the Commission's principal office in Washington, D.C. upon payment of the prescribed fees. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         Prior to the reorganization through which Bank of Powhatan became a wholly-owned subsidiary of TransCommunity, Bank of Powhatan was subject to the informational reporting requirements of the rules and regulations of the Office of the Comptroller of the Currency. Pursuant to these reporting requirements, including the Securities Exchange Act of 1934 as adopted by the OCC, the bank filed its quarterly reports on Form 10-QSB and its annual report on Form 10-KSB for the year ended December 31, 2000, with the OCC. The OCC maintains a public reference room at Independence Square, 250 E Street, SW, Washington, D.C. 20219, and copies may be obtained from the OCC at prescribed rates or by calling the OCC at (202) 874-5000. The OCC also maintains a web site that contains useful information. The address of the OCC web site is http://www.occ.treas.gov/.

INDEX TO FINANCIAL STATEMENTS

                                                                     Page
                                                                     ----
Independent Auditors' Report                                          F-1

Consolidated Statements of Financial Condition                        F-2
     as of December 31, 2001 and 2000 (audited)

Consolidated Statements of Income - Years Ended                       F-3
     December 31, 2001 and 2000 (audited)

Consolidated Statements of Stockholders' Equity - Years               F-4
     Ended December 31, 2001 and 2000 (audited)

Consolidated Statements of Cash Flows - Years Ended                   F-5
     December 31, 2001 and 2000 (audited)

Notes to Consolidated Financial Statements (audited)                  F-6

Consolidated Statements of Income - Six Months Ended
June 30, 2002 and 2001 (unaudited)                                   F-22

Consolidated Statements of Income - Three Months Ended
June 30, 2002 and 2001 (unaudited)                                   F-23

Consolidated Statements of Financial Condition -
June 30, 2002 and December 31, 2001 (unaudited)                      F-24

Consolidated Statements of Changes in Stockholders' Equity -
Six Months Ended June 30, 2002 and 2001 (unaudited)                  F-25

Consolidated Statements of Cash Flows - Six Months
Ended June 30, 2002 and 2001 (unaudited)                             F-26

Notes to Consolidated Financial Statements (unaudited)               F-27


[LOGO]   S.B. HOOVER & COMPANY, L.L.P.
  OF     Certified Public Accountants
 SBH     ----------------------------------------------------------------------
 &CO     124 Newman Avenue . Harrisonburg, Virginia 22801 . (540)434-6736 . FAX
         (540) 434-3097



                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TransCommunity Bankshares, Inc.
Richmond, Virginia

We have audited the consolidated statements of financial condition of TransCommunity Bankshares, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TransCommunity Bankshares, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ S. B. HOOVER & COMPANY, L.L.P.


January 11, 2002
Harrisonburg, Virginia

Members of the American Institute of Certified Public Accountants and Virginia Society of Certified Public Accountants

                         TRANSCOMMUNITY BANKSHARES, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 2001 AND 2000
                    ---------------------------------



ASSETS                                                               2001               2000
Cash and due from banks (Note 3)                              $      941,995      $      409,671
Federal funds sold                                                   485,000             474,204
                                                              --------------      --------------

     Total Cash and Cash Equivalents                               1,426,995             883,875

Securities available-for-sale, at fair value (Note 4)              1,492,847
Securities held to maturity (fair value of $7,662,446
     in 2001 and $6,361,520 in 2000) (Note 4)                      7,699,217           6,363,060

Loans receivable (Note 5 & 14)                                    15,396,755           2,994,995
     Allowance for loan losses (Note 6)                             (235,000)            (38,000)
                                                              --------------      --------------

     Net Loans                                                    15,161,755           2,956,995

Bank premises and equipment, net (Note 7)                          1,908,025             929,834
Federal Reserve Bank stock (restricted) (Note 4)                     201,300             201,300
Other assets (Note 16)                                               710,228             227,036
                                                              --------------      --------------

     Total Assets                                             $   28,600,367      $   11,562,100
                                                              ==============      ==============


LIABILITIES

Deposits:
     Demand deposits:
         Noninterest bearing                                  $    4,137,943      $      769,963
         Interest bearing                                          2,355,015           1,417,177
     Savings deposits                                              1,538,786             279,521
     Other time deposits (Note 8)                                 13,554,427           2,512,747
                                                              --------------      --------------

     Total Deposits                                               21,586,171           4,979,408

Notes payable                                                        115,588
Accrued interest payable                                              72,263              13,217
Accrued expenses and other liabilities                               306,312             148,698
                                                              --------------      --------------

     Total Liabilities                                            22,080,334           5,141,323
                                                              --------------      --------------


STOCKHOLDERS' EQUITY (Notes 9, 10, 17 & 18)

Common stock subscriptions                                           803,800
Expenses of current stock offering                                  (217,189)
Common stock (5,000,000 shares authorized)
     670,836 shares issued and outstanding
     $2.50 par value                                                                   1,677,090
     772,586 shares issued and outstanding
     $.01 par value                                                    7,726
Paid-in-surplus                                                    7,523,617           4,936,918
Accumulated deficit                                               (1,591,705)           (193,231)
Accumulated other comprehensive loss                                  (6,216)
                                                              --------------      --------------

     Total Stockholders' Equity                                    6,520,033           6,420,777
                                                              --------------      --------------

     Total Liabilities and Stockholders' Equity               $   28,600,367      $   11,562,100
                                                              ==============      ==============

         The accompanying notes are an integral part of this statement.

                         TRANSCOMMUNITY BANKSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                 ----------------------------------------------

                                                           2001           2000
INTEREST AND DIVIDEND INCOME

     Loans, including fees                            $   875,307    $   77,545
     Federal funds sold                                   113,440       132,789
     Debt securities                                      376,697       256,926
     Dividends                                             12,078        10,160
                                                      -----------    ----------

     Total Interest and Dividend Income                 1,377,522       477,420
                                                      -----------    ----------

INTEREST EXPENSE

     Deposits
         Demand                                            63,594        11,911
         Savings                                           22,103         4,034
         Time deposits below $100,000                     398,023        12,302
         Time deposits above $100,000                     110,011        12,665
     Other borrowed funds                                   9,544         1,972
     Less: Interest capitalized                                          (6,858)
                                                      -----------    ----------

     Total Interest Expense                               603,275        36,026
                                                      -----------    ----------

NET INTEREST INCOME                                       774,247       441,394

PROVISION FOR LOAN LOSSES (Note 6)                        197,000        38,000
                                                      -----------    ----------

     NET INTEREST INCOME AFTER PROVISION
       FOR LOAN LOSSES                                    577,247       403,394
                                                      -----------    ----------

NONINTEREST INCOME
     Service charges                                       24,110         4,619
     Fees and returned checks charges                     109,192         5,846
     Commissions from loan originations                   861,508
                                                      -----------    ----------

     Total Noninterest Income                             994,810        10,465
                                                      -----------    ----------

NONINTEREST EXPENSES
     Salaries and employee benefits (Notes 17 & 19)     1,616,179       296,854
     Occupancy expenses                                   124,199        48,092
     Equipment expenses                                   178,598        38,717
     Other operating expenses (Note 23)                 1,051,555       177,652
                                                      -----------    ----------

     Total Noninterest Expenses                         2,970,531       561,315
                                                      -----------    ----------

NET LOSS                                              $(1,398,474)   $ (147,456)
                                                      ===========    ==========

     Net Loss Per Share                               $     (2,06)   $    (0.22)
                                                      ===========    ==========

     Weighted Average Shares Outstanding                  679,784       670,543
                                                      ===========    ==========

          The accompanying notes are an integral part of this statament.

                         TRANSCOMMUNITY BANKSHARES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                 ----------------------------------------------


                                                       Expenses                                         Accumulated
                            Shares of      Common     of Current                                            Other         Total
                              Common       Stock        Stock        Common     Paid in    Accumulated  Comprehensive  Stockholders'
                              Stock    Subscriptions   Offering      Stock      Surplus      Deficit        Loss          Equity
                            ---------  ------------- -----------  ----------- -----------  -----------  -----------   -------------
Balance, December 31, 1999    661,606  $             $            $ 1,654,015 $ 4,867,693  $   (45,775) $              $ 6,475,933

Stock Subscriptions Sold        9,230                                  23,075      69,225                                   92,300

Net Loss                                                                                      (147,456)                   (147,456)
                            ---------  -----------   -----------  ----------- -----------  -----------  -----------     ----------

Balance, December 31, 2000    670,836                               1,677,090   4,936,918     (193,231)                  6,420,777

Common shares subscribed
 by organizing directors
 and officers                            1,026,500                                                                       1,026,500
Expenses incurred by
 organizers prior to
 incorporation                            (110,165)                                                                       (110,165)
Common shares issued to
 organizing directors and
 officers                     102,650     (916,335)                     1,027     915,308

Comprehensive Loss
------------------

Net Loss                                                                                    (1,398,474)                 (1,398,474)

Unrealized loss on
 securities available
 for sale                                                                                                    (6,216)        (6,216)
                                                                                                                        ----------

   Total comprehensive loss                                                                                             (1,404,690)

Sale of common stock by
 Bank to director                 100                                     250         750                                    1,000

Exchange of TransCommunity
 common stock for Bank of
 Powhatan, N.A common stock    (1,000)                             (1,670,641)  1,670,641

Expenses of current stock
 offering                                               (217,189)                                                         (217,189)

Common stock subscribed                    803,800                                                                         803,800
                            ---------  -----------   -----------  ----------- -----------  -----------  -----------     ----------

Balance, December 31, 2001    772,586  $   803,800   $  (217,189) $     7,726 $ 7,523,617  $(1,591,705) $    (6,216)    $6,520,033
                            =========  ===========   ===========  =========== ===========  ===========  ===========     ==========

         The accompanying notes are an integral part of this statement.

                         TRANSCOMMUNITY BANKSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                 ----------------------------------------------

                                                                                     2001                    2000
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                   $ (1,398,474)           $   (147,456)
     Adjustments to reconcile net loss to net
         cash provided by (used in) operating activities:
         Depreciation and amortization                                               153,859                  40,741
         Provision for loan losses                                                   197,000                  38,000
         Write-down of cost to fair value, modular building                                                   31,691
         Accretion income                                                            (44,496)                 (7,778)
         Net change in:
              Other assets                                                          (208,395)                (47,480)
              Accrued interest payable                                                59,046                  13,217
              Accrued expenses and other liabilities                                 263,444                  88,769
                                                                                ------------            ------------

     Net Cash Provided by (Used in) Operating Activities                            (978,016)                  9,704
                                                                                ------------            ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Sale of temporary investments held in escrow                                                            228,651
     Net increase in loans                                                       (12,401,760)             (2,994,995)
     Purchase of securities held-to-maturity                                     (20,141,661)            (21,308,198)
     Purchase of securities available-for-sale                                    (1,499,063)
     Purchase of Federal Reserve Bank stock                                                                 (201,300)
     Proceeds from maturities of securities held-to-maturity                      18,850,000              21,233,790
     Purchase of Main Street Mortgage and Investment Corporation                    (231,176)
     Release of cash held in escrow account                                                                   31,297
     Deposits on purchases of furnishings and equipment                                                     (124,653)
     Payments for the purchase of property                                        (1,177,784)               (837,840)
                                                                                ------------            ------------

     Net Cash Used in Investing Activities                                       (16,601,444)             (3,973,248)
                                                                                ------------            ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from common stock subscriptions                                      1,720,135                  92,300
     Draw on line of credit                                                                                   75,000
     Repayment of draws on line of credit                                                                   (175,000)
     Net change in:
         Demand deposits                                                           4,305,818               2,044,637
         Savings deposits                                                          1,259,265                 279,521
         Time deposits                                                            11,041,680               2,512,747
     Preliminary costs associated with stock offering                               (205,318)
     Proceeds from the sale of common stock                                            1,000
                                                                                ------------            ------------

     Net Cash Provided by Financing Activities                                    18,122,580               4,829,205
                                                                                ------------            ------------

     Net increase in cash and cash equivalents                                       543,120                 865,661

Cash and Cash Equivalents, Beginning of Year                                         883,875                  18,214
                                                                                ------------            ------------

Cash and Cash Equivalents, End of Year                                          $  1,426,995            $    883,875
                                                                                ============            ============

         The accompanying notes are an integral part of this statement.

                         TRANSCOMMUNITY BANKSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


NOTE 1  REORGANIZATION:

        On August 15, 2001, the shareholders of the Bank of Powhatan, N.A. ("the Bank") approved a plan of reorganization under which the shareholders of the Bank exchanged their common stock for common stock in TransCommunity Bankshares Incorporated ("TransCommunity"). On the same date, the reorganization was completed on a pooling of interest basis and the Bank became a wholly owned subsidiary of TransCommunity. On January 1, 2001, the Bank purchased Main Street Mortgage and Investment Corporation ("Main Street") which became a wholly owned subsidiary. The accompanying financial statements reflect the transactions of the Bank for the years 2001 and 2000, of Main Street for 2001 and of TransCommunity since its inception on March 16, 2001.

        The revenue and net loss for each of the companies from January 1, 2001 until August 15, 2001 is shown in the following schedule:

                                                     Revenue        Net Loss
            TransCommunity                        $         -0-   $   (375,846)
            Bank and Main Street                       768,407        (321,012)
                                                   -----------     -----------
               Total                              $    768,407    $   (696,858)
                                                   ===========     ===========


NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        Nature of Operations - TransCommunity is a bank holding company whose principal activity is the formation, ownership and management of community banks. TransCommunity's subsidiary, the Bank of Powhatan, N.
        A. was organized and incorporated as a National Bank on October 14, 1999. The Bank commenced operations on March 20, 2000, after receiving regulatory approval. As a nationally chartered bank, the Bank is subject to regulations by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve system. The Bank provides general banking services to individuals, small and medium-size businesses and the professional community of Powhatan and Amelia Counties and surrounding areas. Main Street Mortgage and Investment Corporation ("Main Street"), a wholly owned subsidiary of the Bank, originates commercial and residential real estate loans for investors.

        Consolidation Policy - The consolidated financial statements include TransCommunity, the Bank and Main Street. All significant intercompany balances and transactions have been eliminated.

        Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. A material estimate that is particularly susceptible to significant changes is the determination of the allowance for loan losses, which is sensitive to changes in local economic conditions.

        Investment Securities - Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the effective interest method over the period to maturity. Securities not intended to be held to maturity are classified as available for sale and carried at fair value.

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------


NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

        Loans and Allowance for Loan Losses - Loans are carried on the balance sheet net of the allowance for loan losses. Interest, fees and costs related to loans are recognized over the lives of the related loans using the effective interest method. The accrual of interest on impaired loans is discontinued when, in the opinion of management, the interest income recognized will not be collected.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance for loan losses is evaluated on a regular basis by management. It is based upon management's periodic review of the collectibility of the loans, industry historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, since it requires estimates that are susceptible to significant revisions as more information becomes available.

        Bank Premises and Equipment - Land, buildings and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

        Advertising Cost - Advertising costs are expensed in the period incurred.

        Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

        Cash and Cash Equivalents - Cash and cash equivalents as used in the cash flow statements includes cash and due from banks and federal funds sold.

NOTE 3  DEPOSITS IN AND FEDERAL FUNDS SOLD TO BANKS:

        The Bank had cash on deposit and federal funds sold to other commercial banks amounting to $1,222,055 and $815,273 at December 31, 2001 and 2000, respectively. Deposit amounts at other commercial banks may, at times, exceed federally insured limits.

NOTE 4  INVESTMENTS SECURITIES:

        The amortized cost and estimated fair value of securities are as follows:

                                                        Gross       Gross
                                         Amortized    Unrealized  Unrealized      Fair
                                           Cost         Gains       Losses       Value
        Securities Available for Sale
        December 31, 2001

        U.S. Agency note                 $1,499,063  $            $   (6,216)  $1,492,847
                                          =========   =========    =========    =========

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------

NOTE 4  INVESTMENTS SECURITIES (CONTINUED):

        Securities Held to Maturity
        December 31, 2001

                                                           Gross       Gross
                                           Amortized    Unrealized   Unrealized       Fair
                                             Cost          Gains       Losses         Value
        U.S. Agency discount
            notes                        $  2,499,842    $           $    (466)   $  2,499,376
        U.S. Agency notes                   5,199,375       15,680     (20,735)      5,194,320
                                          -----------    ---------    --------     -----------

        Total Securities Held
            to Maturity                  $  7,699,217    $  15,680   $ (21,201)   $  7,693,696
                                          ===========     ========    ========     ===========

        December 31, 2000

        U.S. Agency discount
            notes                        $  5,863,060    $     188   $  (1,723)   $  5,861,525
        U.S. Agency notes                     500,000                       (5)        499,995
                                          -----------     --------    --------     -----------

        Total Securities Held
            To Maturity                  $  6,363,060    $     188   $  (1,728)   $  6,361,520
                                          ===========     ========    ========     ===========

        The amortized cost and fair value of investment securities at December 31, 2001, by contractual maturity, are shown in the following schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                           Weighted
                                                           Amortized           Fair        Average
                                                             Cost              Value        Yield
                                                           ---------           -----       --------
        Securities Available for Sale
        -----------------------------
        Due after five years
            through ten years                            $  1,499,063      $  1,492,847       5.03%
                                                          ===========       ===========   ========

        Securities Held to Maturity
        ---------------------------
        Due within one year                              $  2,499,842      $  2,499,376       1.63%
        Due after one year through five years               1,000,000         1,005,940       6.10%
        Due after five years through ten years              4,199,375         4,188,380       5.53%
                                                          -----------       -----------   --------

            Total                                        $  7,699,217      $  7,693,696       4.34%
                                                          ===========       ===========   ========

        The carrying amount (which approximates fair value) of securities pledged by the Bank to secure deposits and for other purposes amounted to $300,000 at December 31, 2001.

        There were no holdings totaling more than 10% of stockholders' equity with any issuer as of December 31, 2001 and 2000.

        As a nationally chartered bank, the Bank is required to hold stock in the Federal Reserve Bank. The investment in Federal Reserve Bank stock is recorded at cost of $201,300 as of December 31, 2001 and 2000.

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------

NOTE 5        LOANS:

              Loans receivable outstanding at December 31, are summarized as follows:

                                                                                 2001             2000
              Loans secured by deeds of trust on real estate:
                  Construction and land development                        $    1,207,000    $      156,111
                  1 - 4 family residential properties                           2,865,000           684,679
                  Non-farm non-residential properties                           4,142,755           545,415
                  Junior liens                                                    747,000            33,293
                  Multi-family residential properties                              85,000
                  Farm land                                                        88,000
              Commercial and industrial loans                                   4,130,000           266,451
              Loans to individuals for household, family and
                  other personal expenditures                                   2,132,000         1,309,046
                                                                            -------------     -------------

                  Total Loans                                                  15,396,755         2,994,995
                  Allowance for loan losses                                      (235,000)          (38,000)
                                                                            -------------     -------------

                  Net Loans Receivable                                     $   15,161,755    $    2,956,995
                                                                            =============     =============


NOTE 6        ALLOWANCE FOR LOAN LOSSES:

              A summary of the changes in the allowance for the loan losses is shown in the following schedule:

                                                                                 2001               2000

              Balance, beginning of year                                   $       38,000    $
              Provision charged to operating expenses                             197,000            38,000
                                                                            -------------     -------------

              Balance, End of Year                                         $      235,000    $       38,000
                                                                            =============     =============

              Percentage of Loans                                                    1.53%             1.27%


NOTE 7        BANK PREMISES AND EQUIPMENT:

              Bank premises and equipment at December 31, are summarized as follows:

                                                                                 2001             2000

              Land and land improvements                                   $      363,919    $      255,837
              Buildings                                                           840,281
              Modular building and improvements                                                      45,734
              Furniture and equipment                                             849,159           243,722
              Construction in progress                                             48,848           425,282
                                                                            -------------     -------------

                                                                                2,102,207           970,575
                  Less accumulated depreciation                                  (194,182)          (40,741)
                                                                            -------------     -------------

                  Bank Premises and Equipment                              $    1,908,025    $      929,834
                                                                            =============     =============

       The depreciation expense on bank premises and equipment for 2001 and 2000 was $153,859 and $40,741, respectively.

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------

NOTE 8        DEPOSITS:

              The aggregate amount of time deposits with a minimum denomination of $100,000 was $3,712,940 and $837,045 at December 31, 2001 and
              December 2000, respectively.

              At December 31, the scheduled maturities of certificates of deposit are as follows:

                                                                                2001             2000

              Less than three months                                       $   4,663,331     $     280,059
              Over three months through six months                             2,095,237           204,169
              Over six months through twelve months                            3,028,606         1,979,055
              Over twelve months                                               3,767,253            49,464
                                                                            ------------      ------------

                  Total                                                    $  13,554,427     $   2,512,747
                                                                            ============      ============


NOTE 9        CAPITAL STOCK:

              Effective March 30, 2000, the Bank issued 670,836 shares of common stock. In 2001, an additional 100 shares were sold to an officer of the bank resulting in 670,936 shares outstanding. Effective August 15, 2001, the Bank's common stock was exchanged for 670,936 shares of TransCommunity common stock on a one for one basis.

              The organizing directors of TransCommunity, the Bank of Goochland, N.A. (in organization) and the Bank of Louisa, N.A. (in organization) subscribed to 102,650 shares of common stock at $10.00 per share, which were issued on November 28, 2001. $110,165 of the subscription proceeds of $1,026,500 was used to pay organizational expenses incurred prior to the incorporation of TransCommunity.

              Beginning September 24, 2001, TransCommunity began offering 1,500,000 shares of common stock to the public for sale at $10.00 per share.

NOTE 10       DIVIDEND LIMITATIONS ON SUBSIDIARY BANK:

              The principal source of funds of TransCommunity will be dividends paid by the Bank. Dividends paid by the Bank are limited by banking regulations and retained earnings. Approval of the Comptroller of the Currency is required if the dividends declared by a national bank, in any year, exceed the sum of (1) net income for the current year and (2) income net of dividends for the preceding two years. As of December 31, 2001, the Bank had an accumulated deficit of $744,193 and therefore no amount was available for dividends.

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------

NOTE 11       INCOME TAXES:

              The components of income tax expense (benefit) are as follows:

                                                                                      December 31,
                                                                                  2001            2000

              Current benefit                                              $      (18,612)   $      (36,319)
              Deferred expense                                                     18,612            36,319
                                                                            -------------     -------------

                  Net Federal Income Tax Expense                           $           --    $           --
                                                                            =============     =============

              The deferred tax effects of temporary differences are as follows:

                                                                                      December 31,
                                                                                  2001            2000

              Provision for loan losses                                    $      (57,715)   $       (9,756)
              Organization and start-up costs capitalized                        (118,204)          (17,694)
              Amortization of organization and start-up costs                      22,439            16,829
              Realized accretion of bond discount                                                   (10,639)
              Depreciation                                                         17,402             4,670
              Accrual to cash adjustment                                          (38,100)            3,692
              Charitable contribution carryover                                    (2,231)             (514)
              Net operating loss carryforward                                    (253,488)
                                                                            -------------     -------------

                                                                                 (429,897)          (13,412)
                                                                            -------------     -------------

              Increase in valuation allowance                                     448,509            49,731
                                                                            -------------     -------------
              Deferred Income Tax Expense                                  $       18,612    $       36,319
                                                                            =============     =============


              For the year ended December 31, 2000, the Bank had a net operating loss (NOL) of $106,433 for tax purposes. The entire NOL was carried back to the prior two tax years and $36,291 of taxes paid for 1998 and 1999 was recovered. The deferred tax benefit recognized, at December 31, 2000, was limited to $18,612, the amount recoverable from net operating losses incurred after December 31, 2000. At December 31, 2001, TransCommunity had a net operating loss carryforward of $1,176,000 which may be carried forward for twenty years. The deferred tax benefit recognized, at December 31, 2001, is fully offset by a valuation allowance. At this time there is insufficient evidence to conclude that the bank will produce taxable income in the future against which deductible temporary differences can be utilized.

              The components of the net deferred tax asset at December 31, are as follows:

                                                                                2001             2000
              Deferred tax assets:
                  Allowance for loan losses                                $       67,471    $        9,756
                  Organization and start-up costs                                 191,132            95,367
                  Charitable contribution carryover                                 2,745               514
                  Net accrual to cash adjustment                                   32,409
                  Net operating loss carryforward                                 253,488
                                                                            -------------     -------------

                  Total Deferred Tax Asset                                        547,245           105,637
                  Less:  Valuation allowance                                     (525,172)          (78,663)
                                                                            -------------     -------------

                                                                                   22,073            26,974
                                                                            -------------     -------------

              Deferred tax liabilities:
                  Depreciation                                                     22,073             4,670
                  Net accrual to cash adjustment                                                      3,692
                                                                            -------------     -------------

                                                                                   22,073             8,362
                                                                            -------------     -------------

                  Net Deferred Tax Asset                                   $           --    $       18,612
                                                                            =============     =============

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------

NOTE 11       INCOME TAXES (CONTINUED):

              The following table summarizes the differences between the actual income tax expense and the amounts computed using the federal statutory tax rates:

                                                                           2001             2000
              Income tax benefit at the applicable federal rate      $   475,481     $     50,135
              Increase in valuation allowance for deferred taxes        (446,509)         (49,731)
              Nondeductible reorganization expenses                      (28,077)
              Other                                                         (895)            (404)
                                                                     -----------     ------------

                  Income Tax Expense                                 $        --     $         --
                                                                     ===========     ============


NOTE 12       RELATED PARTY TRANSACTIONS:

              During the year, officers, directors (and companies controlled by them) were customers of and had transactions with the Bank in the normal course of business. These loan and deposit transactions were made on substantially the same terms as those prevailing for other customers and did not involve an abnormal risk.

              Mr. Wiley, TransCommunity's Chairman and Chief Executive Officer and chairman of Bank of Powhatan, N.A., is also chief executive officer and majority shareholder of DPO Holdings, Inc. ("DPO"), a privately held consulting and management corporation. DPO has provided certain consulting services to TransCommunity's organizers and TransCommunity since its incorporation in connection with its organizational activities.

              On June 2, 2001, TransCommunity entered into an agreement with DPO Holdings, Inc. to provide the following consulting services: assistance with the applications for the proposed new banks, accounting services, coordination of all administrative aspects of the securities offering, and assistance with the development of a strategic business plan, web sites, internet banking, and non-banking products and services to be offered by TransCommunity and its affiliates. Payments of $75,000 were paid during 2001 under the contract. The contract has been extended to June 30, 2002 at $10,000 per month.

              In addition, $45,000 was paid to DPO by the organizing directors prior to incorporation of TransCommunity and $20,000 was paid for the period from March 16, 2001 through June 30, 2001.

              During 2000, the Chairman of the Board of Directors was paid consulting fees of $53,000 during a period of six months during which he was acting as the Bank's president and chief executive officer.

NOTE 13       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

              In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

              Financial instruments whose contract amount represents credit risk were as follows:

                                                                  December 31,
                                                               2001           2000
              Commitments to extend credit                $  5,616,259   $  958,480
              Standby letters of credit                         23,163       23,163

                         TRANSCOMMUNITY BANKSHARES, INC.

             ------------------------------------------------------

NOTE 13       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED):

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

              Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NOTE 14       CONCENTRATION OF CREDIT RISK:

              Most of the Bank's loans are made to customers in the Bank's trade area. Accordingly, the ultimate collectibility of the Bank's loan portfolio is susceptible to changes in local economic conditions.
              Note 5 reports the types of loans made by the Bank. Collateral required by the Bank is determined on an individual basis depending on the nature of the loan and the financial condition of the borrower. The Bank has a concentration in the logging and lumber industry. Loans to this industry amount to approximately 9% of the total loan portfolio.

NOTE 15       STATEMENT OF CASH FLOWS:


                                                                                      December 31,
                                                                                   2001          2000
              Supplemental disclosure of cash paid during the year for:
                Interest                                                     $   544,229      $   22,809
                Federal income taxes (received)                                  (36,291)          1,162
              Non-cash financing and investing transactions:
               Transfer of 669,936 shares of TransCommunity
                  Bankshares common stock for 669,936 shares of
                  Bank of Powhatan, N.A. common stock                          1,670,641
               Note payable issued as part of the purchase of
                  Main Street Mortgage and Investment Corporation                115,588
                Accounts payable for building construction in progress                           142,838
                Prior year deposits utilized for current year
                  acquisitions of modular building and software                                   12,926
                Accounts payable for costs associated with stock
                  offering                                                        11,871


NOTE 16       PURCHASE OF SUBSIDIARY:

              Other assets contains $320,917 of goodwill attributable to the purchase of Main Street Mortgage and Investment Corporation by the Bank. In June of 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142 "Goodwill and Other Intangible Assets." The new accounting standard requires that goodwill not be amortized, however, it would be tested for impairment and adjusted to fair value using one of several valuation methods. The goodwill, related to the above purchase, will be valued as of January 1, 2002 and adjusted in the year 2002 if appropriate.

                         TRANSCOMMUNITY BANKSHARES, INC.

             ------------------------------------------------------


NOTE 17       STOCK OPTION PLAN:

              TransCommunity's stock option plan was adopted on May 8, 2001. The purpose of the Plan is to reward employees and directors for services rendered and investment risks undertaken to date and to promote the success of TransCommunity, its subsidiaries by providing incentives to employees and directors that will promote the identification of their personal interest with the long-term financial success of TransCommunity, its subsidiaries and with growth in shareholder value. Under the plan, annual grants of stock options are limited to 10,000 shares for each employee and 7,500 shares for each director. The plan provides that options for up to 67,000 shares of TransCommunity common stock may be issued to employees and directors. The exercise price may not be less than 100% of the fair market value of the shares on the award date. Unless the Stock Option Committee determines otherwise, one-third of an award to an employee becomes vested and exercisable on each of the first three anniversaries of the award date and may only be exercisable while the employee is employed by TransCommunity. Each award becomes vested and exercisable in the event of a change in control of TransCommunity. All options are subject to exercise or forfeiture if TransCommunity's capital falls below its minimum requirements, as determined by its state or federal primary regulators, and TransCommunity's primary regulator so directs. The plan will expire on May 7, 2011, unless sooner terminated by the Board of Directors. On May 16, 2001, options to acquire 45,575 shares were awarded under the plan; these options have an exercise price of $10 per share and a term of ten years.

              The fair value of each option granted was $3.81 using the "Minimum Value" method with the following assumptions: risk free interest rate 4.92%, expected life - 10 years, expected volitility - 0% and expected dividends of zero.

              TransCommunity applies APB Opinion 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for TransCommunity's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the net loss would have been adjusted to the proforma amounts indicated below:

              Net loss as reported                        $   (1,398,474)
              Cost of options granted                            (36,175)
                                                          --------------
              Proforma Net Loss                           $   (1,434,649)
                                                          ==============


NOTE 18       REGULATORY MATTERS:

              The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. If the Bank fails to meet minimum capital requirements federal regulators can initiate certain mandatory, and possible additional discretionary actions. If such actions are undertaken, they could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

              Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Under that limitation, no dividends may be paid while there is an accumulated deficit.

              Quantitative measures are established by bank regulations to ensure capital adequacy. The Bank is required to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). At December 31, 2001, the Bank's capital significantly exceeded the amount required for a well-capitalized de novo bank.

                         TRANSCOMMUNITY BANKSHARES, INC.

             ------------------------------------------------------

NOTE 18       REGULATORY MATTERS (CONTINUED):

              The Bank's actual and required capital amounts and ratios for the year ended December 31, 2001 are as follows (dollars in thousands):

                                                                                                Minimum
                                                                                               To Be Well
                                                                     Minimum                Capitalized Under
                                                                     Capital                Prompt Corrective
                                              Actual                Requirement             Action Provisions
                                          ----------------      ------------------          -----------------
                                       Amount        Ratio     Amount        Ratio        Amount       Ratio
                                       ------        -----     ------        -----        ------       -----
              December 31, 2001
              Total Capital to Risk
                 Weighted
                 Assets                $ 6,106       33%       $ 1,490        8%          $  1,863       10%

              Tier 1 Capital to
                 Risk Weighted
                 Assets                  5,871       32%           745        4%             1,118        6%

              Tier 1 Capital to
                 Average
                 Assets                  5,871       22%         1,071        4%             1,339        5%

              As of September 30, 2001, the most recent date of notification, the Office of the Comptroller of the Currency categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since the notification that management believes have changed the Bank's category.

NOTE 19       EMPLOYMENT AGREEMENTS:

              The Company has entered into an employment agreement for a term of three years with the Holding Company's Chief Executive Officer and Chairman of the Board of Directors, William C. Wiley. Under this agreement, which was entered into June 27, 2001, Mr. Wiley will receive an annual salary of not less than $140,000. The agreement includes severance provisions requiring the Company to pay Mr. Wiley the lesser of one year's salary or the amount remaining on his contract should he be terminated without cause during the contract period.

              The Company has entered into an employment agreement for a term of three years with the Holding Company's President and Chief Operating Officer, Bruce B. Nolte. Under this agreement, which was entered into June 27, 2001, Mr. Nolte will receive an annual salary of not less than $124,000. The agreement includes severance provisions requiring the Company to pay Mr. Nolte the lesser of one year's salary or the amount remaining on his contract should he be terminated without cause during the contract period.

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 20       FAIR VALUE OF FINANCIAL INSTRUMENTS:


              Statement of Financial Accounting Standards No. 107 (SFAS 107) "Disclosures About the Fair Value of Financial Statements" defines the fair value of a financial instrument as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. As the majority of the Bank's financial instruments lack an available trading market, significant estimates, assumptions and present value calculations are required to determine estimated fair value.

              All financial instruments held by the bank at December 31, 2000, originated in 2000. Therefore, for the year ending December 31, 2000, there was no significant difference between the carrying value of the Bank's financial instruments and their fair value. Estimated fair value and the carrying value of financial instruments at December 31, 2001 are as follows (in thousands):

                                                                  December 31, 2001
                                                               Estimated       Carrying
                                                              Fair Value         Value
                                                              ----------         -----
              Financial Assets
              ----------------

              Cash and due from bank                       $       942       $      942
              Federal funds sold                                   485              485
              Investment securities                              9,155            9,192
              Federal Reserve Bank stock                           201              201
              Loans                                             15,885           15,397
              Accrued interest receivable                          150              150

              Financial Liabilities

              Demand Deposits:
                  Non-interest bearing                           4,138            4,138
                  Interest-bearing                               2,355            2,355
              Savings deposits                                   1,539            1,539
              Time deposits                                     13,880           13,554
              Accrued interest payable                              72               72

              The carrying value of cash and due from banks, federal funds sold, interest-bearing deposits, Federal Reserve Bank stock, deposits with no stated maturities, and accrued interest approximates fair value. The estimated fair value of investment securities was based on closing market prices. The remaining financial instruments were valued based on the present value of estimated future cash flows, discounted at various rates in effect for similar instruments during the month of December 2001.

NOTE 21       OTHER COMMITMENTS:

              The Bank entered into an agreement with FiServ Solutions, Inc., a data processing services company, to provide certain account processing services. The agreement, dated July 13, 2000, is for an initial period of sixty months. Unless written notice of non-renewal is provided by either party at least 180 days before expiration of any term, the agreement shall automatically renew for a period of five years. The current monthly expense is approximately $9,500 and is based on the level of accounts and transactions.

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 22       BUSINESS SEGMENTS:

              TransCommunity's business segments include the Bank, which operates as a commercial bank, and Main Street, which originates mortgage loans for investors. Since TransCommunity was formed in 2001 and Main Street was purchased on January 1, 2001, segment information for 2000 was nonexistent.

                                                            Year Ended December 31, 2001
                                                                    In Thousands
                                                                Main          Trans-       Elimi-
                                                  Bank         Street       Community/1/   nations     Consolidated
              Net interest income/1/           $    791        $   (17)     $             $            $    774
              Provision for loan losses            (197)                                                   (197)
              Noninterest income /1/                 66            929                                      995
              Noninterest expense                (1,140)          (983)         (847)                    (2,970)
              Loss from subsidiary                  (71)                        (230)          301
                                               --------        -------      --------      --------     --------

              Net Loss                         $   (551)       $   (71)     $ (1,077)     $    301     $ (1,398)
                                               ========        =======      ========      ========     ========

              Total Assets                     $ 28,331        $   427      $  6,730      $ (6,888)    $ 28,602
                                               ========        =======      ========      ========     ========

              /1/ All revenue is received from external customers except for interest paid by Main Street to the Bank.

NOTE 23       OTHER OPERATING EXPENSES:

              Other operating expenses include the following:

                                                                              December 31,
                                                                          2001           2000
              Advertising and public relations                         $    97,349     $  13,962
              Amortization of computer software                              3,934           683
              Charitable contributions                                       6,561         1,512
              Consulting fees                                              254,171
              Data processing fees                                          73,155        32,954
              Directors' and officers' liability insurance                   7,432         6,237
              Filing and registration fees                                  37,970
              Legal and accounting fees                                    232,629        31,341
              Miscellaneous                                                 13,796         4,976
              OCC assessment                                                12,275         4,252
              Other insurance                                               10,818         4,619
              Postage and freight                                           31,174         7,591
              Stationery and supplies                                       56,310        26,834
              Stock certificates and shareholder communications             25,872         9,556
              Subscriptions and membership dues                             15,985         7,372
              Telephone                                                     35,174         5,525
              Training and personnel development                            12,272         9,940
              Travel, meals and entertainment                               20,448         5,981
              Other                                                        104,230         4,317
                                                                       -----------     ---------

                                                                       $ 1,051,555     $ 177,652
                                                                       ===========     =========

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------

NOTE 24       PARENT CORPORATION ONLY FINANCIAL STATEMENTS:

                                  BALANCE SHEET
                                DECEMBER 31, 2001
                                -----------------

ASSETS

   Cash                                                         $      719,369
   Property and equipment                                              142,242
   Investment in subsidiary                                          5,864,600
   Other assets                                                          3,825
                                                                --------------

   Total Assets                                                 $    6,730,036
                                                                ==============


LIABILITIES

   Accounts payable                                             $      173,416
   Accrued expenses                                                     11,064
   Due to subsidiary bank                                               25,523
                                                                --------------

   Total Liabilities                                                   210,003
                                                                --------------

STOCKHOLDERS' EQUITY

   Common stock subscriptions                                          803,800
   Preliminary cost of stock offering                                 (217,189)
   Common stock $.01 par value (5,000,000 shares
      authorized 772,586 shares issued and outstanding)                  7,726
   Paid-in-surplus                                                   7,523,617
   Accumulated deficit                                              (1,591,705)
   Accumulated other comprehensive loss                                 (6,216)
                                                                --------------

      Total Stockholders' Equity                                     6,520,033
                                                                --------------

      Total Liabilities and Stockholders' Equity                $    6,730,036
                                                                ==============

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 24       PARENT CORPORATION ONLY FINANCIAL STATEMENTS (CONTINUED):

                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                      ------------------------------------

Income
   Income/(Loss) from subsidiary                         $      (229,950)
                                                          --------------
Expenses
   Salaries and employee benefits                                302,498
   Consulting fees                                               254,171
   Legal and accounting fees                                     143,059
   Filing and registration fees                                   37,970
   Equipment expenses                                             21,996
   Rent                                                           13,060
   Advertising and public relations                               11,175
   Other operating expenses                                       63,583
                                                          --------------

   Total Expenses                                                847,512
                                                          --------------

   Net Loss                                              $    (1,077,462)
                                                          ==============

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------

NOTE 24 PARENT CORPORATION ONLY FINANCIAL STATEMENTS (CONTINUED):

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                      ------------------------------------

                                                                Expenses
                                               Common          of Current
                                                Stock             Stock            Common                             Accumulated
                                            Subscriptions    Stock Offering        Stock         Paid in Surplus        Deficit
                                            -------------    --------------        ------        ---------------      ------------
BALANCE
   MARCH 15, 2001                          $         -       $          -         $     -        $          -         $          -

Common shares subscribed by
   organizing directors and officers         1,026,500

Expenses incurred by organizers
   prior to incorporation                     (110,165)

Common shares issued to organizing
   directors and officers                     (916,335)                             1,027               915,308

Exchange of TransCommunity common
  stock for Bank of Powhatan N.A.
  common stock                                                                      6,699             6,608,309           (514,243)

Comprehensive loss
Net Loss                                                                                                                (1,077,462)
Unrealized loss on securities
   available for sale

   Total comprehensive loss

Expenses of current stock offering                                (217,189)

Common stock subscribed under
   current offering                            803,800
                                           --------------    --------------       --------       ---------------      -------------
BALANCE
   DECEMBER 31, 2001                       $   803,800       $    (217,189)       $ 7,726        $    7,523,617       $ (1,591,705)
                                           ==============    ==============       ========       ===============      =============

                                               Accumulated
                                                  Other              Total
                                              Comprehensive      Stockholders
                                                  Loss              Equity
                                              --------------        ------
BALANCE
   MARCH 15, 2001

Common shares subscribed by
   organizing directors and officers          $    -             $           -

Expenses incurred by organizers
   prior to incorporation                                            1,026,500

Common shares issued to organizing
   directors and officers                                             (110,165)

Exchange of TransCommunity common
  stock for Bank of Powhatan N.A.
  common stock                                                       6,100,765

Comprehensive loss                              (1,077,462)         (1,077,462)
Net Loss
Unrealized loss on securities
   available for sale                               (6,216)             (6,216)
                                                                    ----------
   Total comprehensive loss                                         (1,083,678)

Expenses of current stock offering                                    (217,189)

Common stock subscribed under
   current offering                                                    803,800
                                              ------------       -------------
BALANCE
   DECEMBER 31, 2001                          $     (6,216)      $   6,520,033
                                              ============       =============

                         TRANSCOMMUNITY BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------

NOTE 24  PARENT CORPORATION ONLY FINANCIAL STATEMENTS (CONTINUED):

                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                      ------------------------------------

Operating Activities:
   Net Loss                                                         $(1,077,462)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
         Depreciation                                                     2,760
         Loss of subsidiary bank                                        229,950
         Net change in:
             Other assets                                                (3,824)
             Accounts payable                                           154,370
             Accrued expenses and other liabilities                      36,587
                                                                    -----------

   Net Cash Used in Operating Activities                               (657,619)
                                                                    -----------

Investing Activities:
   Payments for the purchase of property                               (137,829)
                                                                    -----------

   Net Cash Used in Investing Activities                               (137,829)
                                                                    -----------

Financing Activities:
   Proceeds from common stock subscriptions                           1,720,135
   Expenses of current stock offering                                  (205,318)
                                                                    -----------

   Net Cash Provided by Financing Activities                          1,514,817
                                                                    -----------

Net Increase in Cash and Cash Equivalents                               719,369

Cash and Cash Equivalents, Beginning of Year                                  -
                                                                    -----------

Cash and Cash Equivalents, End of Year                              $   719,369
                                                                    ===========

Supplemental Information:
   Non-cash transactions:
      Transfer of 669,936 shares of TransCommunity Bankshares
      common stock for, 669,936 share of Bank of Powhatan, N.A
      common stock                                                    6,100,765
      Other comprehensive income for subsidiary                           4,103
      Accounts payable for purchase of property                           7,175
      Accounts payable for stock offering                                11,871

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (UNAUDITED)



                                                            Six Months Ended
                                                                June 30,

                                                            2002        2001
                                                        ----------   ----------

Interest Dividend Income
   Loans                                                $  849,191   $  314,614
   Federal funds sold                                        4,960       78,381
   Investments                                             145,539      164,192
   Federal Reserve Bank Stock                                6,039        6,039
                                                        ----------   ----------

   Total Interest Income                                 1,005,729      563,226
                                                        ----------   ----------

                                Interest Expense
                                ----------------
   Interest on deposits                                    346,875      239,281
   Interest on other borrowed funds                         12,970        4,907
                                                        ----------   ----------

   Total Interest Expense                                  359,845      244,188
                                                        ----------   ----------

Net Interest Income                                        645,884      319,038

Provision for Loan Losses                                  120,700       99,073
                                                        ----------   ----------

Net Interest Income After Provision for Loan Losses        525,184      219,965
                                                        ----------   ----------

                               Noninterest Income
                               ------------------
   Bank service charges and fees                            67,789       22,394
   Commissions and fees from loan originations             544,280      344,679
                                                        ----------   ----------

   Total Noninterest Income                                612,069      367,073
                                                        ----------   ----------

                               Noninterest Expense
                               -------------------
   Salaries and employee benefits                          977,329      589,348
   Occupancy expense                                        96,969       55,149
   Equipment expense                                       127,921       33,576
   Other operating expenses                                562,626      425,346
                                                        ----------   ----------

   Total Noninterest Expense                             1,764,845    1,103,419
                                                        ----------   ----------

Net Loss                                                $ (627,592)  $ (516,381)
                                                        ===========  ==========

   Net Loss Per Share (Basic and Diluted)               $    (0.68)  $   (0.77)
                                                        ===========  ==========

   Weighted Average Shares Outstanding                     926,673      670,836




         The accompanying notes are an integral part of this statement.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                FOR THE THREE MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (UNAUDITED)



                                                           Three Months Ended
                                                                June 30,

                                                           2002         2001
                                                       ----------    ----------

Interest Income

   Loans                                               $  479,574    $ 183,335
   Federal funds sold                                         676       27,160
   Other investments and taxable interest                  61,988      105,559
   Dividends                                                6,039        6,039
                                                       ----------    ---------

   Total Interest Income                                  548,277      322,093
                                                       ----------    ---------

                                Interest Expense
                                ----------------
   Interest on deposits                                   173,392      147,655
   Interest on other borrowed funds                        12,626        1,943
                                                       ----------    ---------

   Total Interest Expense                                 186,018      149,598
                                                       ----------    ---------

Net Interest Income                                       362,259      172,495

Provision for Loan Losses                                  60,700       54,945
                                                       ----------    ---------

Net Interest Income After Provision for Loan Losses       301,559      117,550
                                                       ----------    ---------

                               Noninterest Income
                               ------------------
   Bank service charges and fees                           39,982       13,895
   Commissions and fees from loan originations            281,745      225,351
                                                       ----------    ---------

   Total Noninterest Income                               321,727      239,246
                                                       ----------    ---------

                               Noninterest Expense
                               -------------------
   Salaries and employee benefits                         495,151      284,085
   Occupancy expense                                       49,498       41,190
   Equipment expense                                       67,939       18,432
   Other operating expenses                               276,575      167,508
                                                       ----------    ---------

   Total Noninterest Expense                              889,163      511,215
                                                       ----------    ---------

Net Loss                                               $ (265,877)   $(154,419)
                                                       ==========    =========

   Net Loss Per Share (Basic and Diluted)              $    (0.27)   $   (0.23)
                                                       ===========   =========

   Weighted Average Shares Outstanding                    989,554      670,836



         The accompanying notes are an integral part of this statement.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       JUNE 30, 2002 AND DECEMBER 31, 2001



                                                                  June 30,       December 31,
                                                                   2002             2001
                                                                 Unaudited         Audited
                                                               ------------     -------------
      ASSETS

Cash and due from banks                                        $  3,149,033     $    941,995
Federal funds sold                                                                   485,000
                                                               ------------     ------------

Total Cash and Cash Equivalents                                   3,149,033        1,426,995

Securities available-for-sale, at fair value                      1,504,215        1,492,847
Securities held to maturity                                       3,199,375        7,699,217
Loans net of allowance for loan losses of $355,700
   at June 30, 2002 and $235,000 at December 31, 2001            28,512,877       15,161,755
Bank premises and equipment, net                                  2,055,225        1,908,025
Federal Reserve Bank stock (restricted)                             201,300          201,300
Other assets                                                        762,226          710,228
                                                               ------------     ------------

   Total Assets                                                $ 39,384,251     $ 28,600,367
                                                               ============     ============

      LIABILITIES

Deposits:
   Demand deposits:
      Noninterest bearing                                      $  5,905,866     $  4,137,943
      Interest bearing                                            3,989,757        2,355,015
   Savings deposits                                               2,195,719        1,538,786
   Other time deposits                                           16,145,228       13,554,427
                                                               ------------     ------------

   Total Deposits                                                28,236,570       21,586,171

Federal funds purchased                                           2,762,000
Long-term debt                                                      238,000          115,588
Accrued interest payable                                             70,636           72,263
Accrued expenses and other liabilities                              146,214          306,312
                                                               ------------     ------------

   Total Liabilities                                             31,453,420       22,080,334
                                                               ------------     ------------

      STOCKHOLDERS' EQUITY

Common stock subscriptions                                          136,700          803,800
Expenses of stock offering                                         (402,534)        (217,189)
Common stock (5,000,000 shares authorized
   $.01 par value)
      772,586 shares issued and outstanding                                            7,726
      1,060,537 shares issued and outstanding                        10,606
Paid-in-surplus                                                  10,400,247        7,523,617
Accumulated deficit                                              (2,219,297)      (1,591,705)
Accumulated other comprehensive income (loss)                         5,109           (6,216)
                                                               ------------     ------------

   Total Stockholders' Equity                                     7,930,831        6,520,033
                                                               ------------     ------------

   Total Liabilities and Stockholders' Equity                  $ 39,384,251     $ 28,600,367
                                                               ============     ============



         The accompanying notes are an integral part of this statement.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (UNAUDITED)



                                                        Expenses of                                        Accumulated
                              Shares of      Common       Current                                            Other
                               Common         Stock        Stock      Common      Paid in    Accumulated  Comprehensive
                               Stock     Subscriptions   Offerings     Stock      Surplus      Deficit    (Loss) Income    Total
                              ---------  -------------  -----------  ----------   -------    -----------  -------------    -----
Balance,
   December 31, 2001            772,586  $     803,800  $  (217,189) $    7,726 $ 7,523,617  $(1,591,705)  $    (6,216)  $6,520,033

Net Loss                                                                                        (627,592)                  (627,592)

Unrealized gain on securities
   available for sale                                                                                           11,325       11,325
                                                                                                                         ----------
   Total comprehensive loss                                                                                                (616,267)

   Subscriptions received
      during period                          2,212,410                                                                    2,212,410

   Common stock issued          288,951     (2,889,510)                   2,890   2,886,620

   Common share retired          (1,000)        10,000                      (10)     (9,990)

Expenses of current stock
   offering                                                (185,345)                                                       (185,345)
                              ---------  -------------  -----------  ---------- -----------  -----------   -----------   ----------

Balance
   June 30, 2002              1,060,537  $     136,700  $  (402,534) $   10,606 $10,400,247  $(2,219,297)  $     5,109   $7,930,831
                              =========  =============  ===========  ========== ===========  ===========   ===========   ==========

Balance
   December 31, 2000            670,836  $              $            $1,677,090 $ 4,936,918  $  (193,231)  $             $6,420,777

Net Loss                                                                                        (516,381)                  (516,381)
Expenses of current stock
   offering                                                 (46,466)                                                        (46,466)
Common stock subscribed                        147,335                                                                      147,335
                              ---------  -------------  -----------  ---------- -----------  -----------   -----------   ----------

Balance
   June 30, 2001                670,836  $     147,335  $   (46,466) $1,677,090 $ 4,936,918  $  (709,612)  $             $6,005,265
                              =========  =============  ===========  ========== ===========   ==========   ===========   ==========



         The accompanying notes are an integral part of this statement.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2001
                                   (UNAUDITED)

                                                                                          Six Months Ended
                                                                                              June 30,
                                                                                       2002              2001
                                                                                    ----------        ----------
Cash Activities:
   Net loss                                                                      $     (627,592)  $     (516,381)
   Adjustments to reconcile net loss to net
      cash used in operating activities:
         Provision for loan losses                                                      120,700           99,073
         Accretion income                                                                  (202)         (41,956)
         Depreciation                                                                   103,717           21,146
         Net change in:
            Other assets                                                                (51,998)        (245,958)
            Interest payable                                                             (1,627)
            Accrued expenses and other liabilities                                     (174,443)         124,956
                                                                                  -------------    -------------

   Net Cash Used in Operating Activities                                               (631,445)        (559,120)
                                                                                  -------------    -------------

Investing Activities:
   Purchase of investment securities                                                                  (2,744,230)
   Net change in loans                                                              (13,471,822)      (6,366,622)
   Proceeds from maturities of investment securities                                  4,500,001
   Purchase of Main Street Mortgage and Investment Corporation                                          (254,873)
   Payments for the purchase of property                                                (52,917)        (716,951)
                                                                                  -------------    -------------

   Net Cash Used in Investing Activities                                             (9,024,738)     (10,082,676)
                                                                                  -------------    -------------

Financing Activities:
   Federal funds purchased                                                            2,762,000
   Proceeds from sale of common stock                                                 2,212,410          147,335
   Repayment of note payable                                                            (75,588)
   Costs associated with stock offering                                                (171,000)         (46,466)
   Net change in:
      Demand deposits                                                                 3,402,665        2,221,038
      Savings deposits                                                                  656,933          338,921
      Time deposits                                                                   2,590,801        7,945,916
                                                                                  -------------    -------------

   Net Cash Provided by Financing Activities                                         11,378,221       10,606,744
                                                                                  -------------    -------------

Net Increase (Decrease) in Cash and Cash Equivalents                                  1,722,038          (35,052)

Cash and Cash Equivalents, Beginning of Period                                        1,426,995          883,875
                                                                                  -------------    -------------

Cash and Cash Equivalents, End of Period                                         $    3,149,033   $      848,823
                                                                                  =============    =============

Supplemental Information:
   Interest paid                                                                 $      177,575   $      194,271
   Non-cash transactions:
      Note payable issued as part of the purchase of
         Main Street Mortgage and Investment Corporation                                                 115,588
      Note payable issued to purchase land                                              198,000
      Accounts payable for costs associated with stock offering                          14,345

         The accompanying notes are an integral part of this statement.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1        REORGANIZATION:

              TransCommunity Bankshares Incorporated ("TransCommunity") was organized and incorporated under the laws of the Commonwealth of Virginia on March 16, 2001. On August 15, 2001 the shareholders approved a plan of reorganization under which the shareholders of the Bank of Powhatan, N.A. ("Bank") exchanged their common stock for common stock in TransCommunity Bankshares Incorporated ("TransCommunity"). On the same date, the reorganization was completed and the Bank became a wholly owned subsidiary of TransCommunity. As a result of the transaction, TransCommunity is the successor to the Bank and all transactions prior to March 16, 2001, included in the financial statements, reflect transactions of the Bank.

NOTE 2        ACCOUNTING PRINCIPLES:

              The consolidated financial statements of TransCommunity conform to generally accepted accounting principles and to general industry practices. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of June 30, 2002, and the results of operations for the six and three month periods ended June 30, 2002 and 2001. The notes included herein should be read in conjunction with the notes to financial statements included in the audited December 31, 2001 financial statements for TransCommunity, which statements were included in the Company's annual report on Form 10-KSB filed with the Securities and Exchange Commission.

              Consolidation Policy

              The consolidated financial statements include TransCommunity, the Bank and Main Street Mortgage and Investment Corporation ("Main Street"), a wholly owned subsidiary of the Bank. All significant intercompany balances and transactions have been eliminated.

NOTE 3        INVESTMENT SECURITIES:

              The carrying values, unrealized gains, unrealized losses and approximate fair values of investment securities at June 30, 2002 are shown in the table below. As of June 30, 2002, U.S. Agency securities with a carrying value of $4,703,590 were pledged as collateral for public deposits.

                      Amortized                          Gross            Gross
              Securities Held to Maturity              Unrealized      Unrealized       Fair
              June 30, 2002                               Cost            Gains        Losses         Value
              -------------                               ----            -----        ------         -----
              U.S. Agency                            $   3,199,375    $             $     1,931    $   3,197,444
                                                      ============     ==========    ==========     ============
              Securities Available for Sale
              June 30, 2002
              -------------
              U.S. Agency                            $   1,499,106    $     5,109   $              $   1,504,215
                                                      ============     ==========    ==========     ============

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3        INVESTMENT SECURITIES (CONTINUED):

                                                                                  Gross          Gross
                                                  Amortized      Unrealized     Unrealized        Fair
                                                    Cost            Gains         Losses         Value
              Securities Available for Sale
              December 31, 2001
              -----------------
              U.S. Agency note                 $   1,499,063    $            $     (6,216)   $    1,492,847
                                                ============     =========    ===========     =============

              Securities Held to Maturity
              December 31, 2001
              -----------------
                                                                    Gross          Gross
                                                  Amortized      Unrealized     Unrealized        Fair
                                                    Cost            Gains         Losses          Value
              U.S. Agency discount
                  notes                        $   2,499,842    $            $       (466)   $    2,499,376
              U.S. Agency notes                    5,199,375        15,680        (20,735)        5,194,320
                                                ------------    ----------    -----------     -------------

                  to Maturity                  $   7,699,217    $   15,680   $    (21,201)   $    7,693,696
                                                ============     =========    ===========     =============


NOTE 4        LOANS:

                    Loans by type are shown in the following schedule:

                                                                                        (In Thousands)
                                                                                   June 30,       December 31,
                    Type                                                             2002             2001
                    ----                                                             ----             ----
                    Commercial, financial, and agricultural                       $    4,799      $    4,218
                    Real estate -construction                                          3,926           1,207
                    Real estate -mortgage                                             17,614           7,840
                    Installment loans to individuals                                   2,530           2,132
                                                                                   ---------       ---------

                    Total loans                                                       28,869          15,397

                    Less allowance for loan losses                                      (356)           (235)
                                                                                   ---------       ---------

                    Net Loans                                                     $   28,513      $   15,162
                                                                                   =========       =========


NOTE 5        ALLOWANCE FOR LOAN LOSSES:

              Transactions in the Bank's allowance for loan losses are shown in the following schedule:

                                                                                   For the Six Months Ended
                                                                                            June 30,
                                                                                      2002           2001
                                                                                      ----           ----
              Balance, beginning of period                                        $  235,000     $   38,000
              Provision for loan losses                                              120,700         99,073
                                                                                   ---------      ---------

              Balance, End of Period                                              $  355,700     $  137,073
                                                                                   =========      =========


NOTE 6        COMMON STOCK:

              TransCommunity issued 117,461 shares of stock during the second quarter of 2002 and 288,951 shares for the first six months of the year for $10 per share pursuant to the offering that began September 24, 2001. TransCommunity has incurred costs relating to the offering of $402,534. Of these costs, $185,345 was incurred during 2002. During the first quarter, 1,000 shares of common stock were retired. These transactions resulted in 1,060,537 shares being issued and outstanding as of June 30, 2002.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7        GOODWILL:

              Other assets contain $320,917 of goodwill attributable to the purchase of Main Street Mortgage and Investment Corporation by the Bank. In June of 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142 "Goodwill and Other Intangible Assets." The new accounting standard requires that goodwill not be amortized, however, it will be tested for impairment and adjusted to fair value using one of several methods. Management has determined that the goodwill related to the above purchase was not impaired as of January 1, 2002. Management anticipates that the goodwill will be reviewed for impairment again as of January 1, 2003 and adjusted in the year 2003 if appropriate.

NOTE 8        EARNINGS PER SHARE:

              Since TransCommunity continues to incur losses, the effect on loss per share of TransCommunity's outstanding stock options would be antidilutive and a decrease in loss per share is not appropriate. Therefore, basic and dilutive loss per share are identical.

                                                                       Exhibit A

                     TransCommunity Bankshares Incorporated

                             SUBSCRIPTION AGREEMENT

     Subject to the terms of the offering of 1,500,000 shares of common stock of TransCommunity Bankshares Incorporated ("TransCommunity") described in TransCommunity's prospectus dated _________, 2002, (the "Prospectus"), I hereby subscribe for the number of shares (not less than 2,500) of common stock of TransCommunity set forth below for a purchase price of $10 per share. Enclosed with this Subscription Agreement is my check made payable to "TransCommunity Bankshares Incorporated" in an amount equal to $10 per share for the shares for which I have subscribed.

     I understand that my subscription is subject to acceptance by TransCommunity and to the additional terms described in the Prospectus. I understand that TransCommunity, in its sole discretion, may reject my subscription in whole or in part and may allot to me a fewer number of shares than I have subscribed for.

     I certify that I have read the Prospectus and that I am relying upon no representations other than those set forth in the Prospectus. I understand that when this Subscription Agreement is executed and delivered, it is irrevocable and binding upon me. I further understand and agree that my right to purchase shares hereunder may not be assigned or transferred to any third party without the express written consent of TransCommunity.

I HAVE READ AND UNDERSTAND THIS SUBSCRIPTION AGREEMENT.



___________________________________     ________________________________________
Signature*                              Additional signature (if required)



___________________________________     ________________________________________
Print name                              Print additional name (if required)



Date ______________________________

*If joint tenancy or joint tenant with the right of survivorship is desired, both names and signatures are required; if a corporation, this Subscription Agreement must be executed by its president; if a trust, by all trustees; if by a partnership, by any general partner.

                                   Please complete the reverse side.

                                   Accepted by:

                                   TRANSCOMMUNITY BANKSHARES INCORPORATED



By: _______________________                       _________________________
       Signature                                      Date

                             STOCK REGISTRATION FORM
                                  PLEASE PRINT


Shares subscribed: __________________________

Aggregate price ($10 per share): $______________________

________________________________________________________________________________
Name(s) in which stock is to be registered

________________________________________________________________________________
Home Address (Street or P.O. Box)

________________________________________________________________________________
City, State and Zip Code

________________________________________________________________________________
Daytime Phone                           Evening Phone

________________________________________________________________________________
Taxpayer I.D. or Social Security Number

Legal form of ownership:
 Individual                             Joint Tenants with Right of Survivorship
 Tenants in Common                      Uniform Transfers to Minors
 Other: ________________________________________________________________________

     Complete all blanks on this Subscription Agreement, make checks payable to "TransCommunity Bankshares Incorporated" and mail or deliver this Subscription Agreement and check to:

                     TransCommunity Bankshares Incorporated
                             9025 Forest Hill Avenue
                                 P. O. Box 36197
                            Richmond, Virginia 23235

     Any questions concerning subscriptions or the offering may be directed to William C. Wiley or Bruce B. Nolte, who are TransCommunity's registered agents for this offering, at the above address or at (804) 320-6000 (telephone) or
(804) 320-6024 (facsimile).

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages in excess of one dollar to the full extent permitted by Virginia law.

Item 25. Other Expenses of Issuance and Distribution.

         The Registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:

         SEC registration fee                                                    $        3,750
         Advertising                                                             $      100,000
         Printing and engraving expenses                                         $       75,000
         Accounting fees and expenses                                            $       50,000
         Legal fees and expenses (other than Blue Sky)                           $      125,000
         Blue sky fees and expenses (including legal and filing fees)            $        1,250
         Allocation of officers' salaries to offering activities                 $      100,000
         Miscellaneous                                                           $       45,000

             Total                                                               $      500,000
                                                                                 ==============

Item 26. Recent Sales of Unregistered Securities.

(a) Securities Issued or Subscribed For. During the 12 month period from October 10, 2000, to October 9, 2001, the Registrant accepted subscriptions in a subscription offering not registered under the Securities Act of 1933 for the purchase of 102,650 shares of common stock from 24 individuals for a subscription purchase price of $10.00 per share. All but two of the individuals who subscribed are members of the board of directors or executive officers of Registrant and/or organizing directors of the Bank of Goochland, N.A. or Bank of Louisa, N.A., and the other two are directors of Bank of Powhatan, N.A., which became a wholly-owned subsidiary of Registrant on August 15, 2001.

(b) Underwriters and Purchasers. No underwriter was involved in soliciting the stock subscriptions. See (a) above.

(c) Consideration. The stock subscriptions were for the purchase of shares of common stock of the Registrant solely for cash. An aggregate of $1,026,500 has been paid to Registrant (or to the preincorporation organizers of Registrant), pursuant to the stock subscriptions and all shares subscribed for have been issued.

(d) Exemption from Registration Claimed. The Registrant is of the view that the solicitation and receipt of the stock subscriptions and the issuance of shares thereunder in the circumstances described was exempt from registration under the Securities Act of 1933 by virtue of the exemptions in sections 3(a)(11) and 4(2) of the Act in the circumstances described. The solicitation of stock subscriptions was not made through any general advertisement or solicitation, and the persons solicited were all residents of the State of Virginia who were known to the organizers of Registrant.

Item 27. Exhibits.

    The following exhibits are filed as part of this Post-Effective Amendment No. 2 to the Registration Statement:

2.1* Amended and Restated Agreement and Plan of Reorganization between TransCommunity Bankshares Incorporated and Bank of Powhatan, N.A., dated as of May 9, 2001, (Incorporated by reference from Appendix A to the proxy statement/prospectus included in the Registrant's Registration Statement on Form S-4, filed May 17, 2000).

3.1* Articles of Incorporation of TransCommunity (Incorporated by reference from Registrant's Exhibit 3.1 to the Registration Statement on Form S-4, filed May 17, 2001).

3.2* By-laws of TransCommunity (Incorporated by reference from Registrant's Exhibit 3.2 to the Registration Statement on Form S-4, filed May 17, 2001).

4*            Form of Common Stock Certificate.

5*            Opinion of Troutman Sanders Mays & Valentine LLP.

10.1* Consulting Agreement by and between TransCommunity Bankshares, Inc. and DPO Holdings, Inc., dated as of July 11, 2001.

10.2(a)* Employment Agreement by and between TransCommunity Bankshares, Inc. and William C. Wiley, dated June 27, 2001.

10.2(b)* Employment Agreement by and between TransCommunity Bankshares, Inc. and Bruce B. Nolte, dated June 27, 2001.

21*           Subsidiaries of the Registrant.

23.1          Consent of S.B. Hoover & Company, L.L.P.

23.2*         Consent of Troutman Sanders Mays & Valentine LLP (included in
              Exhibit 5).

24*           Powers of Attorney.


------------------------
* Filed previously (in the case of powers of attorney, other than for Dean P. Agee, Troy A. Peery, Jr., John J. Purcell, Jr., and Stuart C. Siegel, copies of which are filed herewith).


Item 28. Undertakings.

(a)      The undersigned Registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or a controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant has authorized this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned on October 22, 2002.

                                                     TRANSCOMMUNITY BANKSHARES
                                                     INCORPORATED



                                                     By:  /s/ Bruce B. Nolte
                                                          ----------------------
                                                          Bruce B. Nolte
                                                          President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                                   Title                              Date
         ---------                                   -----                              ----
 */s/  William C. Wiley             Chairman and Chief Executive Officer          October 22, 2002
---------------------------         and Director (Principal Executive Officer)
       William C. Wiley


*/s/   Richard W. Mayhew            Chief Financial Officer and Director          October 22, 2002
---------------------------         (Principal Accounting Officer and
       Richard W. Mayhew            Principal Financial Officer)


*/s/   Dean P. Agee                 Director                                      October 22, 2002
---------------------------
       Dean P. Agee


*/s/   Thomas M. Crowder            Director                                      October 22, 2002
---------------------------
       Thomas M. Crowder


*/s/   Julian C. Metts, Jr.         Director                                      October 22, 2002
---------------------------
       Julian C. Metts, Jr.


*/s/   James L. Minter            Director                      October 22, 2002
------------------------------
       James L. Minter

                                  Director
------------------------------
       Lawrence B. Nuckols


*/s/   Troy A. Peery, Jr.         Director                      October 22, 2002
------------------------------
       Troy A. Peery, Jr.


*/s/   John W. Pretlow, Jr.       Director                      October 22, 2002
------------------------------
       John W. Pretlow, Jr.


*/s/   John J. Purcell, Jr.       Director                      October 22, 2002
------------------------------
       John J. Purcell, Jr.


*/s/   George W. Rimler           Director                      October 22, 2002
------------------------------
       George W. Rimler


*/s/   Stuart C. Siegel           Director                      October 22, 2002
------------------------------
       Stuart C. Siegel


*/s/   John J. Sponski            Director                      October 22, 2002
------------------------------
       John J. Sponski


*/s/   John C. Watkins            Director                      October 22, 2002
------------------------------
       John C. Watkins

                                  Director
------------------------------
       Robin Traywick Williams


/s/    Bruce B. Nolte             Attorney-in-Fact              October 22, 2002
---------------------------
       Bruce B. Nolte
       Attorney-in-Fact*

                                  EXHIBIT INDEX

Exhibit No.    Document
-----------    --------

2.1* Amended and Restated Agreement and Plan of Reorganization between TransCommunity Bankshares Incorporated and Bank of Powhatan, N.A., dated as of May 9, 2001, (Incorporated by reference from Appendix A to the proxy statement/prospectus included in the Registrant's Registration Statement on Form S-4, filed May 17, 2000).

3.1* Articles of Incorporation of TransCommunity (Incorporated by reference from Registrant's Exhibit 3.1 to the Registration Statement on Form S-4, filed May 17, 2001).

3.2* By-laws of TransCommunity (Incorporated by reference from Registrant's Exhibit 3.2 to the Registration Statement on Form S-4, filed May 17, 2001).

4*             Form of Common Stock Certificate.

5*             Opinion of Troutman Sanders Mays & Valentine LLP.

10.1* Consulting Agreement by and between TransCommunity Bankshares, Inc. and DPO Holdings, Inc., dated as of July 11, 2001.

10.2(a)* Employment Agreement by and between TransCommunity Bankshares, Inc. and William C. Wiley, dated June 27, 2001.

10.2(b)* Employment Agreement by and between TransCommunity Bankshares, Inc. and Bruce B. Nolte, dated June 27, 2001.

21*            Subsidiaries of the Registrant.

23.1           Consent of S.B. Hoover & Company, L.L.P.

23.2*          Consent of Troutman Sanders Mays & Valentine LLP (included in
               Exhibit 5).

24*            Powers of Attorney.
-------------------------

* Filed previously (in the case of powers of attorney, other than for Dean P. Agee, Troy A. Peery, Jr., John J. Purcell, Jr., and Stuart C. Siegel, copies of which are filed herewith).